Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

EAGLE CREEK RENEWABLE ENERGY, LLC,

VERSO MAINE POWER HOLDINGS LLC

and

VERSO ANDROSCOGGIN POWER LLC

Dated as of January 6, 2016

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of O&M Transition Agreement
Exhibit C	-	Form of Power Purchase Agreement
Exhibit D	-	Form of Title Policy
Exhibit E	-	Form of UOOMA
Exhibit F	-	Form of LLC Agreement

SCHEDULES

Schedule 1(a)	-	Projects
Schedule 1(b)	-	Permitted Liens
Schedule 3.3	-	Title
Schedule 3.6	-	Litigation
Schedule 4.1	-	Organization
Schedule 4.6	-	Affiliate Transactions
Schedule 4.7(a)	-	Financial Statements
Schedule 4.7(b)	-	Liabilities
Schedule 4.8(d)	-	Active or Threatened Tax Matters
Schedule 4.8(g)	-	State and Local Tax Classification
Schedule 4.8(h)	-	Tax Liens
Schedule 4.8(i)	-	Claims in Non-Filing Jurisdictions
Schedule 4.10(a)	-	Title and Condition of Assets
Schedule 4.10(b)	-	Owned Real Property
Schedule 4.10(c)	-	Easement Rights
Schedule 4.10(f)	-	Real Property Usage
Schedule 4.11(a)	-	Material Contracts
Schedule 4.12(a)	-	Litigation
Schedule 4.13(a)	-	Historical Site Usage
Schedule 4.13(b)	-	Environmental Liability
Schedule 4.13(c)	-	Specific Hazards
Schedule 4.13(f)	-	Environmental Permits
Schedule 4.15	-	Compliance With Applicable Law
Schedule 4.16	-	Permits
Schedule 4.17(c)	-	ERISA Events
Schedule 4.18(b)	-	Absence of Changes
Schedule 4.20	-	Insurance
Schedule 4.21	-	Bank Accounts and Powers of Attorney
Schedule 4.23	-	Sufficiency of Assets
Schedule 6.2	-	Affiliate Transactions

v

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of January 6, 2016, by and among Eagle Creek Renewable Energy, LLC, a Delaware limited liability company (“Buyer”), Verso Maine Power Holdings LLC, a Delaware limited liability company (“Seller”), and Verso Androscoggin Power LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of all the issued and outstanding limited liability company interests (collectively the “Interests”) of the Company;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the issued and outstanding Interests, upon the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises, mutual representations, warranties, covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1        Purchase and Sale of Interests.

(a)         Subject to all of the terms and conditions of this Agreement, at the Closing (i) Seller, in reliance on the covenants, representations and warranties of Buyer contained herein, will sell, convey, transfer, assign and deliver to Buyer (or an Affiliate of Buyer designated by Buyer) all of the Interests on the Closing Date (which will constitute all of the issued and outstanding limited liability company interests of the Company on the Closing Date), free and clear of all Liens, (ii) Buyer (or an Affiliate of Buyer designated by Buyer), in reliance on the covenants, representations and warranties of Seller contained herein, will purchase and acquire from Seller all of the Interests, and (iii) Buyer will pay to Seller (or to such Affiliate of Seller as Seller designates in writing to Buyer prior to the Closing) an amount in cash equal to the Closing Consideration.

(b)         For purposes of this Agreement, the “Closing Consideration” means an amount equal to: (i) the Purchase Price, minus (ii) the Company Debt Amount, if any, minus (iii) the Company Expense Amount, if any, minus (iv) the aggregate amount of Buyer Closing Expenses that Buyer notifies Seller of on or before the Closing Date.

(c)         On the Closing Date, Seller will deliver to Buyer a certificate (the “Closing Certificate”) certifying as to (i) the Company Debt Amount, together with a breakdown thereof, and (ii) the Company Expense Amount, together with a breakdown thereof.

Section 2.2        Closing.

(a)         The closing of the purchase and sale of the Interests (the “Closing”) will take place (i) at the offices of Chadbourne & Parke LLP, 1301 Avenue of the Americas, New York, New York, 10019 at 5:00 p.m. Eastern time on the date of this Agreement, or (ii) at such other place, date and time as Seller and Buyer may agree. The date and time at which the Closing actually occurs is referred to herein as the “Closing Date”.

(b)         At the Closing, Seller and the Company will deliver or cause to be delivered to Buyer the following:

(i)      the LLC Agreement executed by the Company and Seller, in its capacity as the withdrawing member of the Company;

(ii)     the O&M Transition Agreement, executed by Verso Androscoggin LLC;

(iii)    the Power Purchase Agreement, executed by Verso Maine Energy LLC;

(iv)    the UOOMA, executed by Verso Androscoggin LLC and Verso Maine Energy LLC;

(v)     (A) a certified copy of the certificate of formation of the Company as in effect on the Closing Date, certified by the appropriate government officials of its jurisdictions of organization as of a date as near as practicable to the Closing Date and by the Secretary or Assistant Secretary of the Company, (B) a copy of the limited liability company agreement of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company, (C) a certificate of good standing with respect to the Company issued by the appropriate government officials of its jurisdiction of formation and of such other jurisdictions as may be reasonably requested by Buyer, in each case as of a date as near as practicable to the Closing Date and (D) the minute books and, if applicable, stock ledgers and stock transfer books of the Company;

(vi)    duly signed resignations, effective as of Closing, of all directors of the Company, in each case in their capacities as such, together with releases in favor of the Company of any and all claims which any such director may have against the Company and a duly signed written consent by the directors of the Company removing each of the officers of the Company without cause effective upon the execution thereof (except for any officer executing one or more Transaction Documents, which officers shall be removed without cause as provided in such written consent effective immediately following the execution of all such Transaction Documents);

(vii)     a certificate in the form prescribed by Treas. Reg. § 1.1445-2, certifying that Seller is not a foreign person for purposes of Section 1445 of the Code;

(viii)    a letter from the Department of Environmental Protection of the State of Maine confirming that no approval is required with respect to the Transaction under Rule Chapter 450, Administrative Regulations for Hydropower Projects;

(ix)      the Payoff Letter; and

(x)       the Title Policy and the Survey.

(c)         At the Closing, Buyer will deliver the following:

(i)        the payments required by Section 2.1;

(ii)       the Power Purchase Agreement, executed by the Company;

(iii)      the O&M Transition Agreement, executed by Buyer;

(iv)      the UOOMA, executed by the Company; and

(v)       the LLC Agreement, executed by Buyer or an Affiliate of Buyer designated by Buyer.

Section 2.3        Transfer Taxes.  All applicable sales, use, transfer, stamp, duties, filing, registration, documentary, recording and similar Taxes and fees due as a result of the sale of the Interests (including Taxes, if any, imposed on the deemed transfer of real or personal property) (“Transfer Taxes”) payable in connection with the Transaction will be paid one-half (1/2) by Seller and one-half (1/2) by Buyer. Subject to Section 2.4, all necessary Tax Returns with respect to all such Taxes shall be filed by Buyer, except where Seller or any of its Affiliates is required by Law or the administration thereof to collect, report and remit such Taxes. Seller and Buyer will reasonably cooperate in preparing and filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees. The non-filing Party’s portion of any other Transfer Tax shall be paid by the non-filing Party to the filing Party within ten (10) Business Days following the non-filing Party’s receipt of written notice by the filing Party of such payment.

Section 2.4        Allocation of Purchase Price.

(a)         Prior to the Closing Date, the parties shall jointly prepare and agree upon a schedule allocating a portion of the Closing Consideration to the Owned Real Property effectively transferred in the Transaction on an individual county by county basis (the “Real Property Allocation”). The parties agree to prepare and file, or cause to be prepared and filed in the applicable Maine counties in which Real Property is situated, State of Maine controlling interest transfer tax declarations, together with all other filings, certifications and documentation relating thereto and pay, or cause to be paid, all Transfer Taxes required to be paid in connection therewith pursuant to the provisions of this Agreement, to the applicable Governmental Entities within thirty (30) days following the Closing. For the avoidance of doubt, any payments of any controlling interest Transfer Taxes due in connection with the Transaction and the filing of any associated controlling interest Transfer Tax declarations must occur within thirty (30) days following the Closing.

(b)         Within ninety (90) days after the Closing Date, Buyer shall provide Seller a schedule allocating the Closing Consideration (plus any assumed liabilities, to the extent properly taken into account under the Code) among the assets of the Company in accordance with Section 1060 of the Code (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be deemed to be final if Seller does not deliver written notice of a dispute to Buyer within fifteen (15) Business Days of Buyer’s delivery of such schedule. If Seller timely delivers written notice of a dispute regarding the Purchase Price Allocation Schedule, Buyer and Seller shall cooperate in good faith to resolve their differences. To the extent Buyer and Seller are able to resolve their differences within thirty (30) days of the date of Seller’s notice of the dispute, the Purchase Price Allocation Schedule as agreed to by Buyer and Seller shall be final, binding and conclusive for all purposes. If Buyer and Seller agree to the Purchase Price Allocation Schedule within such thirty (30) day period, Buyer and Seller (i) will, and will cause each of their respective Affiliates to, file all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with the Purchase Price Allocation Schedule and (ii) will not, and will cause each of their respective Affiliates not to, make any statement or adjustment inconsistent with the Purchase Price Allocation Schedule on any Tax Returns, reports, forms, declarations, claims and other statements or during the course of any IRS or other Tax audit.

(c)         If Buyer and Seller agree to the Purchase Price Allocation Schedule, Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect any indemnity payment made pursuant to ARTICLE IX that is properly treated as an adjustment to the Closing Consideration for tax purposes.

Section 2.5        Tax Treatment. Buyer and Seller acknowledge and agree that the acquisition of the Interests by Buyer will be treated as an acquisition of all of the assets of the Company for U.S. federal income tax purposes, and Buyer and Seller shall take no action inconsistent with such treatment, whether on Tax Returns or otherwise, unless required by a final determination within the meaning of Section 1313(a) of the Code.

Section 2.6        Pro Rated Items.

(a)         All expenses relating to the Owned Real Property, including water rates and charges, electricity, gas, steam, telephone, internet, cable or satellite television and any other utilities, at the rates most recently charged to Seller, plus sales Taxes thereon, maintenance charges, insurance, sewer charges, fuel oil, if any, at the cost per gallon most recently charged to Seller, based upon a reading made by the supplier as close as obtainable to the Closing Date, and other amounts required to be paid or prepaid by or to Seller with respect to the Owned Real Property (collectively, the “Pro Rated Items”), shall be apportioned between Seller and Purchaser as of the close of business on the Closing Date in accordance with local custom. This Section 2.6 shall not apply to real property Taxes applicable to the Owned Real Property, which shall be prorated in accordance with Section 9.1(b). Seller shall be responsible for (or entitled to receive, as the case may be) all such Pro Rated Items which are allocable to the portion of the period ending on or prior to the close of business on the Closing Date, and Buyer shall be responsible for (or entitled to receive, as the case may be) all such Pro Rated Items which are allocable to the portion of the period subsequent to the close of business on the Closing Date.

(b)         All renewable energy certificates associated with electricity generated by the Facilities (“RECs”) shall be prorated as of the Closing Date, so that as between Seller and Buyer, (i) Seller or an Affiliate of Seller shall receive all of such RECs allocable or attributable to electricity generated by the Facilities prior to the Closing (including the RECs received by Verso Androscoggin LLC following the Closing allocable or attributable to electricity generated by the Facilities prior to the Closing) and (ii) Buyer shall receive all of such RECs allocable or attributable to electricity generated by the Facilities following the Closing.

(c)         All amounts payable pursuant to purchase, work or other orders entered into by Seller or any of its Affiliates on behalf of the Company with third parties with respect to the purchasing of services relating to the Business (“Service PO Amounts”) shall be allocated as follows: (i) Seller or an Affiliate of Seller (other than the Company) shall be responsible for and shall pay for Service PO Amounts in respect of such services performed prior to the Closing and (ii) the Company and Buyer or an Affiliate of Buyer shall be responsible for and shall pay for Service PO Amounts in respect of such services performed following the Closing. All amounts payable pursuant to purchase, work or other orders entered into by Seller or any of its Affiliates on behalf of the Company with third parties with respect to the purchasing of goods relating to the Business (“Goods PO Amounts” and collectively with Service PO Amounts, the “Purchase Order Amounts”) shall be allocated as follows: (A) Seller or an Affiliate of Seller (other than the Company) shall be responsible for and shall pay for Goods PO Amounts in respect of goods delivered to the Company prior to Closing and in respect of labor performed in connection with manufacturing such goods delivered to the Company prior to Closing and (B) the Company and Buyer or an Affiliate of Buyer shall be responsible for and shall pay for Goods PO Amounts in respect of goods delivered to the Company following the Closing and in respect of labor performed in connection with manufacturing such goods delivered to the Company following the Closing. Notwithstanding the foregoing, Purchase Order Amounts relating to capital expenditures or operation and maintenance payments with respect to the Western Dams and other obligations under the Headwater Agreements (“HBA Obligations”) shall be allocated as follows: (x) Seller or an Affiliate of Seller (other than the Company) shall be responsible for and shall pay for Purchase Order Amounts invoiced for HBA Obligations relating to periods prior to January 1, 2016 and (y) the Company and Buyer or an Affiliate of Buyer shall be responsible for and shall pay for Purchase Order Amounts invoiced for HBA Obligations relating to periods from and after January 1, 2016.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedules delivered by Seller to Buyer immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule will be deemed to apply to each other section thereof to which reference is reasonably apparent) (the “Seller Disclosure Schedules”), Seller hereby represents and warrants to Buyer, as of the Closing Date, as follows:

Section 3.1        Authority; Binding Obligation. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and each Seller Transaction Affiliate has all requisite limited liability company or other corporate (as applicable) power and authority to execute and deliver each Transaction Document to which it is or will be a party (subject to the approvals described in Schedule 3.5) and to perform all of Seller’s and such Seller Transaction Affiliate’s obligations hereunder and thereunder, as applicable. The execution, delivery and performance by Seller and each Seller Transaction Affiliate of each Transaction Document to which it is or will be a party and the consummation by Seller and such Seller Transaction Affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party have been, or in the case of the Transaction Documents to which it will be a party, will be when delivered, duly authorized by all requisite limited liability company or other corporate (as applicable) action on the part of Seller and such Seller Transaction Affiliate. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement has been duly executed and delivered by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and general principles of equity (collectively, the “Remedies Exception”). Each other Transaction Document to which Seller or any Seller Transaction Affiliate is or will be a party has been or will be duly executed and delivered by Seller or the applicable Seller Transaction Affiliate and, when so executed and delivered and, assuming that each such Transaction Document has been duly executed and delivered by each of the other parties thereto, constitutes or will constitute the legal, valid and binding obligation of Seller and such Seller Transaction Affiliate, enforceable against Seller and such Seller Transaction Affiliate in accordance with its terms, subject to the Remedies Exception.

Section 3.2        No Conflict. Except as set forth on Schedule 3.2 and except as may result from any facts or circumstances relating to Buyer, none of the execution, delivery or performance by Seller and any Seller Transaction Affiliate of any Transaction Document to which it is or will be a party or the consummation by Seller and such Seller Transaction Affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party does or will (a) conflict with, or result in a breach or violation of, the applicable organizational documents of Seller and such Seller Transaction Affiliate, (b) conflict with, or result in a breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under any Contract of Seller or such Seller Transaction Affiliate, or (c) conflict with, or result in a breach or violation of, any Law or Permit to which Seller, such Seller Transaction Affiliate or their respective properties or assets are subject, except, in the case of each of clauses (a), (b) and (c) of this Section 3.2, for any such conflict, breach, violation or right that has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the ability of Seller or such Seller Transaction Affiliate (as applicable) to consummate the Transaction pursuant to the applicable Transaction Document to which it is or will be a party.

Section 3.3        Title. Seller has good and valid title to, and is the record and beneficial owner of, the Interests set forth in Schedule 3.3, free and clear of any Liens, and will transfer and deliver to Buyer at the Closing good and valid title to the Interests, free and clear of any Liens. The Interests set forth in Schedule 3.3 constitutes all of the Interests over which any voting or dispositive power is held by Seller.

Section 3.4        No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Affiliate of Seller who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 3.5        Governmental Consents. Assuming the accuracy and completeness of the representations and warranties of Buyer set forth in Section 5.3, no Consent or order of, with or to any Governmental Entity under applicable Law is required to be made or obtained with respect to Seller or any Seller Transaction Affiliate in connection with the execution, delivery and performance by Seller or such Seller Transaction Affiliate (as applicable) of any Transaction Documents to which it is or will be a party or the consummation by Seller or such Seller Transaction Affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party, except (a) as set forth on Schedule 3.5 and (b) such Consents and orders which, if not made or obtained, would not be material to Seller or the consummation of the Transaction.

Section 3.6        Litigation. Except as set forth on Schedule 3.6, there are no Actions pending or, to the Seller’s Knowledge, threatened against Seller or any of its Affiliates before or by any Governmental Entity, (i) that would affect the legality of this Agreement, the Transaction Documents and the Transaction or (ii) that would result in material liability to Seller or interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or to consummate the Transaction. Except as set forth on Schedule 3.6, there has not been in the past two (2) years, any Action brought or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates that (x) has resulted in or would result in material liability to Seller or (y) would prevent or materially delay the ability of Seller to enter into and perform its obligations under this Agreement or to consummate the Transaction.

Section 3.7        Solvency. Seller has not incurred debts beyond its ability to pay such debts as they mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as disclosed in the disclosure schedules delivered by the Company to Buyer immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule will be deemed to apply to each other section thereof to which reference is reasonably apparent) (the “Company Disclosure Schedules”), Seller and the Company, jointly and severally, hereby represent and warrant to Buyer, as of the Closing Date, as follows:

Section 4.1        Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority, to own, lease and operate its assets and properties and to conduct the Business as it is conducted on the date hereof and as of the Closing Date. The Company is duly qualified to transact business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct of the Business as it is conducted on the date hereof and as of the Closing Date requires such qualification, except where the failure to be so qualified or in good standing has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 4.1 is a list of the jurisdictions in which the Company is qualified to transact business. Complete and correct copies of the certificate of formation and limited liability company agreement, in each case as amended as of the date hereof, and the minute books of the Company as of the date hereof have been delivered or made available to Buyer.

Section 4.2        Authority; Binding Obligations. The Company has all requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is or will be a party (subject to the approvals described in Schedule 4.13) and to perform all of the Company’s obligations hereunder and thereunder. The execution, delivery and performance by the Company of each Transaction Document to which it is or will be a party and the consummation by the Company of the Transaction have been, or in the case of the Transaction Documents to which it will be a party, will be when delivered, duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and assuming that this Agreement has been duly executed and delivered by Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception. Each other Transaction Document to which the Company is or will be a party has been or will be duly executed and delivered by the Company and, when so executed and delivered, and assuming that each such Transaction Document has been duly executed and delivered by each of the other parties thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 4.3        No Conflict. Except as set forth on Schedule 4.3 and except as may result from any facts or circumstances relating to Buyer, none of the execution, delivery or performance by the Company or the consummation by Seller or the Company of the Transaction does or will (a) result in the creation of any Lien upon any of the properties or assets of the Company or upon the limited liability company interests of the Company, (b) conflict with, or result in a breach or violation of, in any material respect, the certificate of formation or limited liability company agreement of the Company, (c) conflict with, or result in a breach or violation of, any material Law to which the Company or its properties or assets are subject, (d) conflict with, or result in a breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, in any material respect, any Material Contract, or (e) conflict with, or result in a breach or violation of, in any material respect, any material Permit to which the Company or its properties or assets are subject.

Section 4.4        Capitalization. No limited liability company interests or other securities of the Company (other than the Interests) are issued, reserved for issuance or outstanding. All of the outstanding Interests are owned of record and beneficially by Seller, free and clear of any Liens. All of the outstanding Interests are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other indebtedness of any type whatsoever of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of limited liability company interests or other equity interests of the Company may vote. Except as set forth on Schedule 4.4 and except for rights granted to Buyer under this Agreement and the obligations of Seller under this Agreement, (a) there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any limited liability company interests or other equity interests of the Company or any other securities of the Company, and (b) neither the Company, Seller nor any Affiliate of Seller is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem, or make any payment with respect to, any limited liability company interests or other equity interests of the Company, any other securities of the Company or any interest in or assets of the Company to or from any Person or to issue, deliver, sell, purchase or redeem, or make any payment with respect to, any stock appreciation rights or other Contracts of the Company relating to any limited liability company interests, other equity interests or other securities of the Company to or from any Person.

Section 4.5        Equity Interests. The Company does not own nor has ever owned, directly or indirectly, any equity interests or other securities in, nor has any obligation to form or participate in, any corporation, partnership or other Person.

Section 4.6        Affiliate Transactions. Except as set forth on Schedule 4.6, there is no, and during the past two (2) years there has not been any (a) indebtedness, Contract, transaction or payment or transfer, directly or indirectly, of any funds or other property, between the Company, on the one hand, and any Affiliate of the Company or any Associate of any thereof or any Person in which such Affiliate or Associate owns a controlling interest, on the other hand, or (b) interest of any Affiliate of the Company or any Associate of any thereof in any assets or properties owned or operated by the Company (any such transaction, an “Affiliate Transaction”).

Section 4.7        Financial Information; No Undisclosed Liabilities.

(a)         Set forth on Schedule 4.7(a) are (i) the balance sheet of the Company as of December 31, 2014 and statement of operations and statement of cash flows of the Company for the period beginning on May 5, 2014 and ending on December 31, 2014, and (ii) the balance sheet, statement of operations and statement of cash flows of the Company as of and for the eleven (11)-month period ended the Balance Sheet Date (collectively, with the notes thereto, the “Financial Statements”). Except as set forth on Schedule 4.7(a), the Financial Statements have been prepared in accordance with the books, accounts and financial records of Seller and its Affiliates and in accordance with GAAP (except as may be indicated in such books, accounts and financial records). The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates set forth therein and their results of operations and cash flows for the periods set forth therein.

(b)         Except for Liabilities (i) set forth on Schedule 4.7(b), (ii) in the amounts set forth or reserved on the Balance Sheet, (iii) arising in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not, individually or in the aggregate, material to the Company or (iv) that are not, individually or in the aggregate, material to the Company, the Company has no Liabilities of any kind or nature.

Section 4.8        Taxes.

(a)         All income and other material Tax Returns required to be filed by or in respect of the Company have been timely filed (giving regard to valid extensions). Each such Tax Return was true, complete and correct in all material respects.

(b)         All Taxes shown as due on a Tax Return described in Section 4.8(a) and all other material Taxes due and payable by the Company or with respect to the Business have timely been paid in full or, to the extent the liabilities for such Taxes are not due or are being contested in good faith by appropriate proceedings, adequate reserves have been established with respect to such Taxes on the Balance Sheet in accordance with GAAP. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes arising from transactions outside the ordinary course of business consistent with past practices.

(c)         The Company has timely withheld proper and accurate amounts in all material respects from its employees, independent contractors, customers, members and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and has timely and properly paid all such withheld amounts to the appropriate taxing authorities.

(d)         There is no audit, examination, claim, levy, administrative proceeding or lawsuit pending or, to the Knowledge of the Company, threatened with respect to any Taxes for which the Company or the Tax Owners (with respect to the Company or the Business) are or might otherwise be liable. No issue has arisen in any examination of the Company or the Tax Owners (with respect to the Company or the Business) that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld. There has been no waiver or extension of any statute of limitations applicable to Taxes or Tax Returns in respect of the Company, the assets of the Company or the Business. There has been no agreement to extend the time applicable to a Tax assessment, reassessment or deficiency or with respect to the payment of any Taxes in respect of the Company, the assets of the Company or the Business. The Company and the Tax Owners (with respect to the Company or the Business) are not a party to any power of attorney with respect to a tax matter that is currently in force. No closing agreements with the IRS or any other taxing authority have been entered into with respect to the Company, the assets of the Company or the Business.

(e)         The Company and the Tax Owners (with respect to the Company or the Business) have not requested or received any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

(f)         The Company and the Tax Owners (with respect to the Company or the Business) have not engaged in any reportable transaction, as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(g)         Since the Company’s formation, the Company has been a limited liability company treated as a disregarded entity within the meaning of Treas. Reg. § 301.7701-3, and the Company has had in effect and, where applicable, its member has consented to, valid elections to be taxed in a comparable fashion for applicable state and local Tax purposes. Schedule 4.8(g) sets forth the tax classification of the Company for applicable state and local Tax purposes.

(h)         No Liens for Taxes exist with respect to any of the assets or properties of the Company, except for Permitted Liens.

(i)         No jurisdiction where the Company does not file a Tax Return has made a claim in writing that the Company is required to file a Tax Return or is subject to Tax in such jurisdiction.

(j)         The Company is not liable, nor does the Company have any potential liability, for the Taxes of another Person (i) under Treas. Reg. § 1.1502-6 (or any comparable provision of state, local or foreign law) (except with respect to the affiliated group of which Verso Corporation is the parent), (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. The Company is not a party to nor bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (other than any such agreement the principal purpose of which is not the indemnification, sharing or allocation of Taxes).

(k)         The Company will not be required to include in a taxable period ending after the Closing Date taxable income that economically accrued in a taxable period ending on or before the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting; (ii) change in method of accounting, including pursuant to Section 481(a) of the Code (or similar provisions of other Laws); or (iii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or similar provisions of other Laws). The Company does not have an application pending with any taxing authority requesting permission for any change in accounting method.

(l)         The Company has not entered into a record retention agreement with any Governmental Entity that is still in effect.

Section 4.9        Intellectual Property Matters.

(a)         Set forth on Schedule 4.9(a) are all patents, patent applications, copyright applications and registrations, trademarks, trademark applications and registrations and domain name registrations which constitute Business Intellectual Property owned by the Company indicating for each, the applicable jurisdiction, title, registration number (or application number), the date issued (or date filed) and all current applicants (or registered owners).

(b)         Except as set forth on Schedule 4.9(b), (i) no Business Intellectual Property or any service rendered by the Company, or any product, process or material developed, manufactured, produced or used by the Company, is alleged to infringe upon or, to the Knowledge of the Company, infringes upon any Intellectual Property or other rights owned or held by any other Person, and (ii) to the Knowledge of the Company, there is no infringement or misappropriation of any Business Intellectual Property by any Person.

Section 4.10      Assets and Properties.

(a)         Set forth on Schedule 4.10(a)(i) is a current and complete list of tangible personal property owned by the Company which is either (A) special or unique to any of the Projects, regardless of replacement cost, or (B) has a fair market or replacement value in excess of $5,000. Except (i) as set forth on Schedule 4.10(a)(ii), (ii) as contemplated by the O&M Transition Agreement and (iii) as contemplated by Section 6.3 and Section 7.1, the Company has good title to, or valid leasehold interests in, all of the assets used in the Business (excluding Real Property) that has a fair market or replacement value in excess of $2,500 with respect to each such asset, including (x) the assets set forth on the Balance Sheet (other than inventories disposed of and electricity sold in the ordinary course of business consistent with past practices) and (y) the assets set forth on Schedule 4.10(a)(i), in the case of clause (x) that has a fair market or replacement value in excess of $2,500 with respect to each such asset, free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.10(a)(iii), all of the tangible personal property owned (including those set forth on Schedule 4.10(a)(i)) or leased by the Company are adequately maintained, in good operating condition and repair and free from any material defects, in each case, ordinary wear and tear excepted.

(b)         Schedule 4.10(b) sets forth a list of the real property owned in fee by the Company (the “Owned Real Property”). The Company has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens (except Permitted Liens). Except for the Owned Real Property or as set forth on Schedule 4.10(b), the Company does not own any fee interest in real property.

(c)         Schedule 4.10(c) describes all easement rights held by the Company (the “Easement Rights”). Except as set forth in Schedule 4.10(c) the Company has good and marketable title to the Easement Rights, free and clear of all Liens (except Permitted Liens). Except for the Easement Rights set forth on Schedule 4.10(c), the Company does not hold any other recorded easement rights.

(d)        Schedule 4.10(d)(i) describes all of the Leases to which the Company is a party as, lessee, sublessee, tenant, subtenant or in any similar capacity and sets forth the address or legal description of each parcel of real property that is the subject of any Lease (collectively, the “Leased Premises”, and together with the Owned Real Property and Easement Rights, the “Real Property”). Except as set forth in Schedule 4.10(d)(ii), the Company has a valid leasehold interest or license in the Leased Premises subject to no Liens (except Permitted Liens). Except for the Leased Premises described in the Leases set forth on Schedule 4.10(d)(iii), the Company does not lease, sublease or occupy any real property pursuant to a lease agreement.

(e)        Except for the Real Property, no other real property is owned, leased, used or occupied in connection with the Business.

(f)        Except to the extent disclosed in the Title Policy, and except as described on Schedule 4.10(f):

(i)        the Company (and no other Person) is in occupancy of all Real Property and the Company enjoys peaceful and undisturbed possession thereof; and

(ii)       there are no restrictions imposed by any Lease or other Contract or by applicable Law which preclude or materially restrict the ability to use the Real Property for the purposes for which they are currently being used.

Section 4.11      Material Contracts.

(a)        Schedule 4.11(a) sets forth the following Contracts to which the Company is a party as of immediately prior to the Closing (each, a “Material Contract”):

(i)        any Contract for (A) the purchase, exchange or sale of water, steam or fuel, (B) the purchase, exchange or sale of electric power, capacity, renewable energy credits, greenhouse gas emissions allowances, credits, similar commodity or ancillary services, (C) the transportation or storage of water, steam or fuel, (D) the transmission of electric power, or (E) the supply or disposal of water or otherwise relating to water rights;

(ii)       any interconnection Contract;

(iii)      any Contract pertaining to the ownership, use, operation and/or maintenance of facilities used in the generation or transmission of electric energy;

(iv)      any market participant service agreement and corresponding contracts governing Company’s participation in ISO-New England Inc. and the New England Power Pool;

(v)      any Contract concerning a partnership, joint venture, joint development, joint ownership or other cooperation arrangement;

(vi)      any Contract evidencing Indebtedness of the Company;

(vii)        any Contract under which (A) any Person has guaranteed any Liabilities of the Company or (B) the Company has guaranteed any Liabilities of any Person, in the case of each of clauses (A) and (B) of this Section 4.11(a)(vii), other than endorsements for the purpose of collection in the ordinary course of business consistent with past practices;

(viii)        any Contract under which the Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, or which involve a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(ix)        any Contract that contains continuing indemnification obligations relating to the Business or any other current or former business of the Company;

(x)        any Contract containing material confidentiality and material non-disclosure obligations (other than confidentiality agreements and similar agreements entered into by the Company in contemplation of a sale of the Business);

(xi)        any Contract entered into by the Company in the past two (2) years for the purchase or sale by the Company of any business, corporation, partnership, joint venture or other business organization or any division, material assets, operating unit or product line thereof;

(xii)        any Contract containing a covenant that materially limits the Company’s ability to compete in any line of business or in any geographic area pursuant to which the Company has ongoing obligations;

(xiii)        any Contract which provides for any exclusive supply, exclusive purchase or other exclusive dealing arrangement pursuant to which the Company has ongoing obligations;

(xiv)        any Contract providing for management services or for the services of independent contractors or consultants (or similar arrangements);

(xv)        any Contract of the Company relating to the Business Intellectual Property, including the distribution or license of, or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee;

(xvi)        all Contracts providing for or granting a Lien upon any assets or properties of the Company;

(xvii)        all Contracts between or among the Company, on the one hand, and any Affiliate of the Company or any Associate of any thereof, on the other hand;

(xviii)        all Contracts which provide for or contain right of first refusal or similar provisions;

(xix)        all Contracts with any Governmental Entity;

(xx)    all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the limited liability company interests of the Company; and

(xxi)    any Contract which provides for future payments to or from the Company in excess of $50,000.

(b)         Each Material Contract is, subject to the Remedies Exception, (i) in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms and (ii) constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company, represents the valid and binding obligation of the other parties thereto. Except as set forth on Schedule 4.11(b), the Company (and, to the Knowledge of the Company, each other party thereto), is not in material breach or material default under any Material Contract. Except as set forth on Schedule 4.11(b), no event has occurred (with or without lapse of time or the giving of notice or both) which would result in a material breach or a material default under any Material Contract by the Company or, to the Knowledge of the Company, any other party to such Material Contract. Seller has delivered or made available to Buyer complete and correct copies of all written Material Contracts in effect as of the date hereof and complete and correct summaries of all oral Material Contracts.

Section 4.12      Litigation; Insolvency Events.

(a)         Except as set forth on Schedule 4.12(a), none of the Company, Seller or any of their respective Affiliates is subject to any judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Entity which relates to or affects the Company, the assets, properties or liabilities of the Company, the Business, any Transaction Document or the Transaction. Except as set forth on Schedule 4.12(a), (i) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company before or by any Governmental Entity, and (ii) there are no Actions pending or, to the Company’s Knowledge, threatened against Seller or any of its Affiliates before or by any Governmental Entity, (A) that would affect the legality of this Agreement, the Transaction Documents and the Transaction or (B) that would result in material liability to the Company, the assets, properties or liabilities of the Company or the Business. Except as set forth on Schedule 4.12(a), (i) there has not been in the past two (2) years, any Action brought or, to the Company’s Knowledge, threatened against the Company and (ii) there has not been in the past two (2) years, any Action brought or, to the Company’s Knowledge, threatened against the Seller or any of its Affiliates that has resulted in or would result in material liability to the Company, the assets, properties or liabilities of the Company or the Business. For the avoidance of doubt, this Section does not address compliance with Environmental Law, which is exclusively addressed by Section 4.13.

(b)         As of the date hereof, (i) no order has been made, petition presented or resolution passed for the winding up of the Company, (ii) the Company has not made or proposed any arrangement or compositions with its creditors or any class of its creditors, (iii) the Company is not insolvent, (iv) Company intends to pay its debts within the meaning of the insolvency legislation applicable to it and (v) the Company has not stopped paying its debts as they fall due.

(c)         As of the date hereof and assuming that the Closing occurs and the Transaction is consummated, there are no Insolvency Events with respect to the Company pending or, to the Knowledge of the Company, threatened against the Company.

Section 4.13      Environmental Matters.

(a)         Except as set forth on Schedule 4.13(a), none of the Facilities has been used at any time when such Facilities were owned, leased or operated by the Company or its Affiliates or, to the Knowledge of the Company, by any other Person at any other time: (i) as a site for the storage, except as authorized under applicable Environmental Laws, or disposal of any Hazardous Material or (ii) so as to cause a violation of or to give rise to a removal, restoration or reimbursement Liability under any Environmental Law.

(b)         The Company or Facilities have not been nor are (at any time when such Facilities were owned, leased or operated by the Company or its Affiliates or, to the Knowledge of the Company, by any other Person at any other time) subject to any Environmental Liability, including in connection with the presence, generation, treatment, acquisition, storage, handling, removal, transportation, management, processing, use, Release or threatened Release of, or exposure to, any Hazardous Materials.

(c)         Except as set forth on Schedule 4.13(c), no underground tanks, asbestos containing materials, lead-based paint, toxic mold or polychlorinated biphenyls has been present at any of the Facilities at any time when such Facilities were owned, leased or operated by the Company or any of its Affiliates or, to the Knowledge of the Company, by any other Person at any other time.

(d)         Except as set forth on Schedule 4.13(d), the Company is in material compliance with, and all Facilities are being operated in material compliance with, all applicable Environmental Laws and Permits issued pursuant to applicable Environmental Laws. To the Company’s Knowledge, there are no facts or circumstances, including requirements of Environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under GAAP, as consistently applied by Seller and its Affiliates.

(e)         Except as set forth on Schedule 4.13(d), none of the Company or any of its Affiliates is subject to any pending, or, to the Company’s Knowledge, threatened Actions, judgments, rulings, orders, writs, decrees, stipulations, injunctions or determinations arising out of or related to any violation of applicable Environmental Laws or Permits issued pursuant to Environmental Laws.

(f)         The Company has all Permits issued pursuant to Environmental Laws that are required for the conduct of the Business as it is conducted by the Company as of the date hereof. These Permits are listed on Schedule 4.13(f) and are valid, in full force and effect and no proceeding is pending or, to the Company’s Knowledge, threatened, to revoke, modify or terminate such Permits. The Seller has made available to Buyer true, complete and correct copies of all such material Permits of the Company.

(g)         Except as set forth on Schedules 4.13(a) through 4.13(f), none of the Company or any of its Affiliates has received any notice of, and to the Company’s

Knowledge of the Company, there are no facts or circumstances that could give rise to any Environmental Liability or any noncompliance with any Permit issued pursuant to Environmental Law.

(h)         It is agreed and understood that the representations and warranties set forth in this Section 4.13 are the only representation and warranties provided by Seller in this Agreement relating to Environmental Laws.

Section 4.14      Governmental Consents. Assuming the accuracy and completeness of the representations and warranties of Buyer set forth in Section 5.4, no Consent or order of, with or to any Governmental Entity under applicable Law is required to be made or obtained with respect to the Company in connection with the execution, delivery and performance by Seller or the Company of any Transaction Documents or the consummation by Seller or the Company of the Transaction, except (a) as set forth on Schedule 4.14 and (b) such Consents and orders which, if not made or obtained, would not be material to the Company or the consummation of the Transaction.

Section 4.15      Compliance With Applicable Law. Except as set forth on Schedule 4.15, (a) the Company is in compliance in all material respects, and in the past two (2) years, has complied in all material respects with all Laws applicable to the Company or the Business, (b) no allegations of any material violation of Laws applicable to the Company or the Business has been made in writing or, to the Knowledge of the Company, been threatened against the Company or any of its Affiliates within the past two (2) years and (c) no investigation, inquiry, or review by any Governmental Entity with respect to the Company or the Business is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity indicated an intention to conduct any such investigation, inquiry or review. For the avoidance of doubt, this section does not address compliance with Environmental Law, which is exclusively addressed by Section 4.13.

Section 4.16      Permits. Schedule 4.16 sets forth, as of the date hereof, a complete and correct list of all material Permits that are held by the Company. The Permits listed on Schedule 4.16 constitute all Permits that are necessary to operate the Business as it is being operated as of the date hereof and as of the Closing Date. The Company is not in material violation or material breach of any such material Permit. All such material Permits are valid and in full force and effect. No Action with respect to the suspension, cancellation or non-renewal of any such material Permit is pending or, to the Knowledge of the Company, threatened against the Company, other than with respect to Permits issued pursuant to any Environmental Law, which are addressed exclusively by Section 4.13. The Company has not received any written notification from any Governmental Entity alleging that the Company is in material violation of any such material Permit that has not been remedied, in each case, other than in respect of any allegation that no longer remains pending. The Company has made available to Buyer complete and correct copies of all such material Permits.

Section 4.17      No Employees.

(a)         The Company does not, and has never had, any employees. The Company does not have any liability or obligation to any former director or officer of the

Company pursuant to the terms of any engagement, separation, retention, change of control or consulting agreement.

(b)         The Company does not maintain, and it does not have any liability or obligation under, any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, any other “employee benefit plan,” as defined in Section 3(3) of ERISA or any other employee benefit plan, program, policy or arrangement.

(c)         Without limiting the foregoing, no ERISA Event has occurred with respect to any Pension Plan that is or was maintained or sponsored by the Company or any ERISA Affiliate during the ERISA Event Period and to the Company’s Knowledge no such ERISA Event is reasonably expected to occur. Neither the Company nor any ERISA Affiliate has or has had any obligation or liability in respect of any Multiemployer Plan. The Company has not incurred and is not reasonably expected to incur any liability in respect of any Pension Plan or Multiemployer Plan.

Section 4.18      Absence of Changes.

(a)         Except as set forth on Schedule 4.18(a), from September 30, 2015 until immediately prior to the Closing, there has not occurred any circumstance, condition, event, occurrence, change, effect or development, which, individually or in the aggregate, has had or would have a Material Adverse Effect.

(b)         Except as set forth on Schedule 4.18(b), from September 30, 2015 to the date hereof, the Company has, in all material respects, conducted the Business in the ordinary course consistent with past practices and the Company has not:

(i)          suffered damages, destruction or casualty losses (whether or not covered by insurance) in excess of $50,000 per incident or $100,000 in the aggregate;

(ii)         sold, assigned, leased or transferred any of its assets or properties, other than sales of inventory or electricity in the ordinary course of business consistent with past practices;

(iii)        incurred or assumed any Indebtedness or guaranteed any Indebtedness;

(iv)        made, incurred, assumed, created or guaranteed any loan or made any advance or capital contribution to or investment in any third party;

(v)         subjected any of its material assets or material properties to any Lien, other than Permitted Liens;

(vi)        made any change in its accounting methods, policies, practices or principles, other than as required by a change in GAAP, applicable Law or regulatory guidelines;

(vii)     acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of (x) the capital stock or (y) assets of any Person;

(viii)    issued, delivered, pledged or otherwise encumbered, sold or disposed of any of its limited liability company interests or other securities, or issued, delivered, pledged or otherwise encumbered, sold or disposed of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any of its limited liability company interests or other securities;

(ix)      split, combined or reclassified any of its limited liability company interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any of its limited liability company interests;

(x)        amended its certificate of formation or limited liability company agreement;

(xi)      entered into any Affiliate Transaction that would not otherwise be terminated at the Closing;

(xii)     settled or compromised any Action;

(xiii)    declared, set aside, paid or made any dividend or other distribution with respect to any of its limited liability company interests (other than dividends or distributions of cash and cash equivalents), or otherwise made any payments to any of its members in their capacity as such, or redeemed, repurchased or otherwise acquired any of its limited liability company interests or other securities or any rights, options or warrants to acquire any such shares or other securities;

(xiv)     made or changed any Tax election, changed or adopted any annual Tax accounting method or period, changed its method for computing Tax reserves, amended any Tax Return, filed any Tax Return on a basis that was not consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax items have been filed, settled or compromised any Tax liability, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(xv)      entered into any legally binding Contract (other than the Transaction Documents) to take any action described in clauses (i) through (xiii) of this Section 4.18(b).

Section 4.19        Regulatory Status.

(a)           Federal Regulation.

(i)        The Company and each of the Projects is a “Qualifying Small Power Production Facility” within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s regulations thereunder. The Company and the Projects are eligible for the QF exemptions from the FPA set forth in 18 C.F.R. §§ 292.601 and 292.602.

(ii)        The Company (A) sells electric energy at wholesale and (B) has a final and non-appealable order from FERC, not subject to any pending challenge or investigation (other than those generally applicable to wholesale sellers in the relevant region), authorizing it to engage in wholesale sales of electric energy and capacity and, to the extent permitted under its market-based rate tariff, ancillary services and other products and services at market-based rates. Except as set forth on Schedule 4.19(a)(ii), FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on the authority of the Company to engage in sales of electricity at market-based rates, other than rate caps and mitigation measures generally applicable to wholesale suppliers participating in the applicable electric market. The Company is and has been in compliance with all FERC rules, regulations and orders applicable to holders of market-based rate authority including the filing of Electronic Quarterly Reports and notices of change in status.

(iii)        Except as set forth on Schedule 4.19(a)(ii), the Company owns and/or operates the Projects, all of which that are subject to FERC regulation under Part I of the Federal Power Act and has a valid and effective license or licenses issued by FERC to operate the Projects and is and has been in material compliance with all of the terms and conditions of the license, and has been in material compliance with all FERC rules, regulations and orders under Part I of the Federal Power Act applicable to the Projects and to licensees.

(iv)        The Company is not the subject of any complaint filed with FERC or any public or non-public investigation or enforcement action by FERC or its staff.

(v)         Neither Seller nor the Company has claimed a Cash Grant with respect to any Project.

(b)       State Regulation.

(i)          The Company is not subject to regulation as a “public utility” or similar term by any state utility regulatory commission.

(ii)         No transmission or distribution company operating in the State of Maine owns, controls or has a financial interest in the Company or Seller.

(iii)        The Company does not deliver or transmit power to retail customers or end users over transmission or distribution facilities owned or operated by the Company except for direct sales and deliveries to Verso Maine Energy LLC.

(iv)        The Company does not (A) sell electricity to the public at retail; (B) organize individual electricity consumers into a group or entity for the purpose of purchasing electricity on a group basis; (C) act as an agent or intermediary in the sale and purchase of electricity; or (D) act as an intermediary to purchase electricity and take title to electricity for sale to retail consumers.

Section 4.20    Insurance. Schedule 4.20 sets forth a complete and correct list of all material insurance policies under which the Company is a named insured as of the date hereof (the “Insurance Policies”). The Company has made available to Buyer complete and correct copies of all certificates of insurance evidencing property and general liability coverage under the Insurance Policies with respect to the Business. The Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction. Neither the Company nor any of its Affiliates has received during the past two (2) years any written notice of cancellation or non-renewal from any insurer under any Insurance Policy. Schedule 4.20 sets forth a list of all pending claims as of the date hereof with respect to the Company or the Business of $25,000 or more under any Insurance Policies, and, with respect to such pending claims, coverage has not been denied by the underwriters of such Insurance Policies.

Section 4.21      Bank Accounts; Powers of Attorney.   Schedule 4.21 sets forth a complete and correct list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof.

Section 4.22      No Brokers.   There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 4.23      Sufficiency of Assets.   Except as set forth on Schedule 4.23, as contemplated by the Transaction Agreements and as contemplated by Section 6.3 and Section 7.1, the assets and properties of the Company constitute and will constitute on the Closing Date all of the assets and properties (real and personal, tangible and intangible) and rights that are necessary to conduct the Business as it is currently being conducted.

Section 4.24      Other Activities.   Except as set forth on Schedule 4.24, the Company does not conduct or engage in, nor has ever conducted or engaged in, any activity that is not related to the Business, other than any activities incidental to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedules delivered by Buyer to Seller and the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule will be deemed to apply to each other section thereof to which reference is reasonably apparent) (the “Buyer Disclosure Schedules”), Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

Section 5.1        Organization.   Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2        Authority; Binding Obligation. Buyer and each Buyer Affiliate has all requisite limited liability company or other corporate (as applicable) power and authority to execute and deliver each Transaction Document to which it is or will be a party (subject to the approvals described in Schedule 5.4) and to perform all of Buyer’s and such Buyer Affiliate’s obligations under the Transaction Documents, as applicable. The execution, delivery and performance by Buyer and each Buyer Affiliate of each Transaction Document to which it is or will be a party and the consummation by Buyer and such Buyer Affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party, or in the case of the Transaction Documents to which it will be a party, will be when delivered, duly authorized by all requisite limited liability company action on the part of Buyer and such Buyer Affiliate. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement has been duly executed by Seller and the Company, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. Each other Transaction Document to which Buyer or any Buyer Affiliate is a party or will be a party has been or will be duly executed and delivered by Buyer or the applicable Buyer Affiliate and, when so executed and delivered and assuming that each such Transaction Document has been duly executed and delivered by each of the other parties thereto, constitutes or will constitute the legal, valid and binding obligation of Buyer and such Buyer Affiliate, enforceable against Buyer and such Buyer Affiliate in accordance with its terms, subject to the Remedies Exception.

Section 5.3        No Conflict. Except as may result from any facts or circumstances relating to Seller or the Company, none of the execution, delivery or performance by Buyer and any Buyer Affiliate of any Transaction Document to which it is or will be a party or the consummation by Buyer and such Buyer Affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party does or will (a) conflict with, or result in a breach or violation of, the applicable organizational documents of Buyer and such Buyer Affiliate, (b) conflict with, or result in a breach or violation of or a constitute a default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of benefit under any Contract of Buyer or such Buyer Affiliate or (c) conflict with, or result in a breach or violation of, any Law or Permit to which Buyer, such Buyer Affiliate or their respective properties or assets are subject, except, in the case of each of clauses (b) and (c) of this Section 5.3, for any such conflict, breach, violation nor right that has not had and would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer or such Buyer Affiliate (as applicable) to consummate the Transaction pursuant to the applicable Transaction Document to which it is or will be a party.

Section 5.4        Governmental Consents. Assuming the accuracy and completeness of the representations and warranties of Seller and the Company set forth in Section 3.5 and Section 4.14, respectively, no material Consent or order of, with or to any Governmental Entity under applicable Law is required to be made or obtained by or with respect to Buyer or any Buyer Affiliate in connection with the execution, delivery and performance by Buyer or such Buyer Affiliate (as applicable) of any Transaction Documents to which it is or will be a party or the consummation by Buyer or such Buyer affiliate (as applicable) of the Transaction pursuant to the applicable Transaction Document to which it is or will be a party, except (a) as set forth on Schedule 5.4 and (b) such Consents and orders which, if not made or obtained, would not be material to Buyer or the consummation of the Transaction.

Section 5.5        No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 5.6        Investment Intent; Independent Investigation.

(a)         Buyer is purchasing the Interests for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any securities in the Company or in violation of the Securities Act or state securities or “blue sky” Laws, or with any present intention of distributing or selling such securities in violation of any such Law. Buyer acknowledges that the sale of such securities is not registered under the Securities Act or any state securities or “blue sky” laws and that such securities may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act and in accordance with any applicable state securities or “blue sky” laws or an applicable exemption therefrom.

(b)         Buyer acknowledges and agrees that it is an informed and sophisticated Person and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transaction, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Buyer acknowledges and agrees that it and its Representatives have undertaken its own independent investigation, review and analysis of the Company and the Business and has been provided with adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction. In making its determination to enter into this Agreement and the other Transaction Documents and to consummate the Transaction, Buyer acknowledges and agrees that it has relied solely on the results of its and its Representatives’ own independent investigation and the representations and warranties of Seller expressly and specifically set forth in ARTICLE III (as qualified by the Schedules) and the representations and warranties of Seller and the Company expressly and specifically set forth in ARTICLE IV (as qualified by the Schedules) and in the certificates or other instruments delivered pursuant hereto.

Section 5.7        Sufficiency of Funds; Solvency.

(a)         Buyer affirms that it is not a condition to Closing or the performance of its obligations under this Agreement that Buyer obtain any financing for, or related to, the Transaction. Buyer has, and will continue to have through the Closing Date, access to all cash necessary for the payment of the Purchase Price and sufficient for the satisfaction of all of Buyer’s obligations under this Agreement and all fees and expenses incurred by Buyer in connection herewith.

(b)         As of the Closing and immediately after giving effect to the Transaction, Buyer will not have incurred debts beyond its ability to pay such debts as they mature or become due. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer.

Section 5.8        No Additional Representations.

(a)         Buyer acknowledges that it and its Representatives have (i) had the opportunity to meet with the management of Seller and the Company and to discuss the business, operations, assets, liabilities condition (financial or otherwise) and prospects of the Company and (ii) received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review and access to any electronic data room maintained in connection with the Transaction, including written responses to questions submitted by, or on behalf of, Buyer and its Representatives.

(b)         Notwithstanding anything contained in ARTICLE III, ARTICLE IV or any other provision of this Agreement, Buyer acknowledges and agrees that, except as otherwise expressly set forth in ARTICLE III and ARTICLE IV, (i) neither Seller, the Company nor any Person has made any representation or warranty of any kind or nature, express or implied, as to the condition, value or quality of the Business or their assets and properties or as to the accuracy or completeness of any information regarding Seller, the Company or the Business furnished or made available to Buyer and its Representatives, (ii) Seller and the Company specifically disclaim any representation or warranty as to the completeness of such information and any representation or warranty (A) as to condition, merchantability, usage, suitability or fitness for any particular purpose with respect to their assets and properties, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, or (B) that the Business, the assets and properties of the Company or any part thereof or Buyer’s ownership, operation, possession or use thereof will yield any given or stated economic, financial, profit or business result to Buyer or will result in Buyer having any given standing or position in any business or industry, or with respect to any market or product, and (iii) neither Seller, the Company nor any other Person (including their respective Affiliates and their and their Affiliates’ Representatives) will be subject to any liability to Buyer or any other Person resulting from Seller or the Company making available to Buyer or Buyer’s use of such information, including information in any electronic data room, management presentation (formal or informal), e-mail, teleconference or otherwise in connection with the Transaction.

(c)         As part of its investigation of the Company, Buyer has been given financial information, cost estimates, forecasts, projections and other oral or written information and materials with respect to the Company (collectively, the “Additional Financial Information”) by Seller, the Company and their respective Representatives. There are uncertainties inherent in attempting to make projections, predictions and forecasts, and Buyer is familiar with such uncertainties. Buyer has made its own evaluation of the Additional Financial Information. None of Seller, the Company or their respective Affiliates or their and their Affiliates’ respective

Representatives is making any representations or warranties with respect to the Additional Financial Information, except as expressly set forth in ARTICLE III and ARTICLE IV.

ARTICLE VI

COVENANTS OF SELLER AND THE COMPANY

Section 6.1        Books and Records. On the Closing Date, Seller and the Company will cause the books and records of the Company to be delivered to Buyer.

Section 6.2        Affiliate Transactions. Seller and the Company will cause (i) all Affiliates of the Company and all Associates of each thereof to pay in full to the Company all amounts owed by such Persons to the Company on, and any time prior to, the Closing Date; and (ii) the Company to be fully and irrevocably released, at or prior to the Closing Date, from all guarantees of indebtedness or other Liabilities of or relating to any Affiliates of the Company or any Associate of any thereof. Effective immediately prior to the Closing (but after payment of all amounts pursuant to the preceding sentence) all accounts or Contracts between the Company, on the one hand, and Seller and any of its Affiliates, on the other hand, other than those set forth on Schedule 6.2, will be canceled without any payment or further liability to any party thereunder.

Section 6.3        Insurance. From and after the Closing, the Company shall cease to be insured by the insurance policies of Seller and its Affiliates; provided, that from and after the Closing, the Company and Buyer will have the right to assert and continue to prosecute claims with respect to the Company or the Business arising solely from events, incidents or other circumstances that occurred prior to the Closing Date to the extent that the terms and conditions of any such Insurance Policies so allow; provided, further, however, that (a) Buyer shall reimburse Seller and its Affiliates for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel) and any increase in premiums or other insurance costs going forward resulting from the foregoing, and (b) Seller and its Affiliates (other than the Company) shall retain all rights to control such insurance policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any such insurance policy, notwithstanding whether any such policies or programs apply to any Liabilities of the Company or the Business; provided, however, that Seller will pay, or cause to be paid, to the Company its equitable share (based on the amount of premiums paid by or allocated to the Company and the Business in respect of the applicable policy) of any proceeds received by Seller or any of its Affiliates under such insurance policies as a result of such action solely with respect to Liabilities of the Company or the Business.

ARTICLE VII

COVENANTS OF SELLER, THE COMPANY AND BUYER

Section 7.1        Corporate Name. As soon as reasonably practicable, but in no event more than ten (10) Business Days after the Closing Date, Buyer shall cause an amendment to the certificate of formation of the Company to be filed with the appropriate Governmental Entity and shall take all other action necessary to change the Company’s legal, registered, assumed, trade and “doing business as” name, as applicable, to a name or names not containing “Verso” or any name confusingly similar to the foregoing and will cause to be filed as soon as practicable after the Closing Date, in all jurisdictions in which the Company is qualified to do business, any documents necessary to reflect such change in its legal, registered, assumed, trade and “doing business as” name, as applicable, or to terminate its qualification therein. Buyer further agrees that from and after the Closing Date, Buyer will cease to make any use of the name “Verso,” any similar names indicating affiliation with Seller, any of its Affiliates, or the business or activities engaged in by Seller or any of its Affiliates, except to the extent as may be necessary under applicable Law to use “Verso Androscoggin Power LLC” in pursuit of updating Permits, Consents and in any regulatory or legal proceedings to reflect the Company’s post-Transaction name and/or ownership.

Section 7.2        Retention of Books and Records. Buyer shall cause the Company to retain all books, ledgers, files, reports, plans, operating records and any other documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying, at Seller’s expense, by Seller or its Representatives. Such inspection and copying shall only be permitted, during normal business hours and upon reasonable request and upon reasonable advance written notice. Notwithstanding the foregoing, the Company will not be required to afford such access if it would unreasonably disrupt the operations of the Company, would cause a violation of any agreement to which the Company is a party, would cause a significant risk, in the reasonable judgment of the Company, of a loss of privilege to the Company or would constitute a violation of any applicable Law. Seller shall retain all books, ledgers, files, reports, plans, operating records and any other documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying, at Buyer’s expense, by Buyer or its Representatives. Such inspection and copying shall only be permitted, during normal business hours and upon reasonable request and upon reasonable advance written notice. Notwithstanding the foregoing, Seller will not be required to afford such access if it would unreasonably disrupt the operations of the Seller, would cause a violation of any agreement to which the Seller is a party, would cause a significant risk, in the reasonable judgment of the Seller, of a loss of privilege to the Seller or would constitute a violation of any applicable Law.

Section 7.3        Confidential Information.

(a)         From and after the Closing Date, any confidentiality agreement previously executed by the parties, including the Confidentiality Agreement, shall be superseded in its entirety by the provisions of this Agreement, and (x) Buyer shall, and shall cause its and its Representative’s Affiliates to for a period ending on the date that is three (3) years after the Closing Date (the “Confidentiality Period”), not to disclose any Confidential Information described in clause (i) of the definition of Confidential Information (other than to their Representatives owing a duty of confidentiality to Buyer and any current director, officer or employee of Buyer or of the Company) and (y) Seller shall, and shall cause its and its Representative’s Affiliates to for a period ending on the date that is three (3) years after the Closing Date (the “Confidentiality Period”), not to disclose any Confidential Information (other than to their Representatives owing a duty of confidentiality to Seller and any current director, officer or employee of Seller). It is understood that no party shall have liability hereunder with respect to information that (i) is in or, through no fault of such party, such party’s Affiliates or their respective Representatives, comes into the public domain, (ii) is required to be disclosed by applicable Law or (iii) is disclosed as a result of an Insolvency Event with respect to Seller or any of its Affiliates.

(b)         In the event that either Buyer or Seller or any of their respective Affiliates or its or their Representatives is required by Law to disclose any Confidential Information during the Confidentiality Period, Buyer or Seller, as the case may be, will notify the other party as promptly as practicable so that such other party may seek, at its sole expense, a protective order or other motion to prevent or limit the production or disclosure of such information. Each of Buyer and Seller or such Affiliate of Buyer or Seller or its or their Representative may disclose only such portion of the Confidential Information which (i) in the opinion of such party’s or such party’s Affiliate’s or Representative’s legal advisors is required by Law to be disclosed or (ii) the party not seeking to make a disclosure consents in writing to being disclosed (which consent will not be unreasonably withheld, delayed or conditioned). Neither Buyer nor Seller will, and will not permit any of their respective Affiliates to, oppose any motion for confidentiality brought by such other party. Both Buyer and Seller will continue to be bound by their obligations pursuant to this Section 7.3(b) for any Confidential Information that is not required to be disclosed, or that has been afforded protective treatment. Notwithstanding anything to the contrary in this Section 7.3, Seller or any of its Affiliates may disclose Confidential Information during the Confidentiality Period in connection with an Insolvency Event with respect to Seller or any of its Affiliates; provided, that Seller shall give Buyer at least two (2) Business Days’ prior notice of such disclosure and shall, to the extent reasonably practicable, provide Buyer with a reasonable opportunity to comment on such disclosure.

Section 7.4        Public Announcements.  No press release or announcement concerning the Transaction will be issued by Seller or any of its Affiliates without the prior consent of Buyer or by Buyer or any of its Affiliates without the prior consent of Seller, except (a) as such release or announcement may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange as determined in the good faith judgment of the party proposing to make such release, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time to comment on such release or announcement in advance of such issuance, (b) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the Transaction or (c) in connection with an Insolvency Event with respect to Seller or any of its Affiliates; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding this Agreement or the Transaction after reasonable prior notice to and consultation with the other parties.

Section 7.5        Further Assurances.

(a)         From time to time, as and when requested by any party to this Agreement, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction.

(b)         Anything contained in this Agreement to the contrary notwithstanding, none of the parties to this Agreement or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or limit or restrict its rights or ability to engage in any business or activity in connection with the consummation of the Transaction.

Section 7.6        Business Equipment Tax Reimbursement Claims.  From and after the Closing, the Company shall, and Buyer shall cause the Company to, at the expense of Seller, file a timely Business Equipment Tax Reimbursement (“BETR”) (36 M.R.S.A. §§ 6651 et seq.) claim and associated documentation to claim reimbursement of any property taxes paid by the Company on eligible property that relate to pre-Closing periods; provided, that Seller shall properly prepare such BETR claim and timely provide such BETR claim and associated documentation to the Company. Seller and the Company shall cooperate in preparing such BETR claim(s). If the Company declines to file a timely BETR claim relating to property taxes for pre-Closing periods, the Company shall notify Seller and Seller is authorized to file said BETR claim in the Company’s name. Any BETR amounts received by the Company relating to property taxes attributable to pre-Closing periods shall be paid by the Company to Seller within ten (10) Business Days of receipt thereof by the Company, reduced by the amount of any Taxes imposed on the Company or the Buyer Group with respect to such BETR amounts. If all or any portion of a BETR amount is required to be returned by the Company to the applicable Governmental Entity, or the Company is held liable for any Taxes or Damages as a result of the inaccuracy or insufficiency of the BETR claim or any associated documentation, Seller shall reimburse the Company for such BETR amount or any portion thereof as applicable and the amount of any such Taxes and Damages without regard to the limitations in Section 9.4. Notwithstanding the foregoing, the Company shall not be required to pay, and the Seller shall not be entitled to receive, any BETR amounts to the extent the relevant property taxes are reflected in the Financial Statements.

Section 7.7        Property Tax Assessment Appeals.

(a)         From and after the Closing, Seller shall cause Verso Androscoggin LLC to permit Representatives of the Company to attend and observe all meetings of the Maine Board of Property Tax Review or other courts or tribunals at which the property tax appeals involving the April 1, 2013 and April 1, 2014 property tax years are pending, except when such courts or tribunals are in non-public or executive session to discussion confidential or proprietary information of Verso Androscoggin LLC. Seller shall cause Verso Androscoggin LLC to send copies of all substantive pleadings, briefs, written transcripts, decisions and orders filed in such proceedings to the Company in a timely manner, except to the extent such materials contain confidential or proprietary information that is protected from public disclosure.

(b)         The Company and Seller shall, and Seller shall cause Verso Androscoggin LLC to, cooperate in the filing and prosecution of any abatement applications or property tax appeals with respect to the April 1, 2015 property tax year relating to the Projects owned by the Company as of such date. To the extent the Company files abatement applications and appeals of the April 1, 2015 property tax assessments against such Projects, such abatement applications and appeals shall be jointly controlled by the Company, Seller and Verso Androscoggin LLC. Any settlement agreement involving the April 1, 2015 property tax assessments against such Projects shall require the consent of the Company and Seller, which consent shall not be unreasonably withheld.

Section 7.8        Access to Real Property.  From and after the Closing until the date that is six (6) months after the Closing Date, the Company shall, and Buyer shall cause the Company to, provide Seller or an Affiliate of Seller or any of their respective Representatives with reasonable access to the Real Property for the purposes of accessing or removing any tangible personal property that (a) is used exclusively for the business of Seller or any of its Affiliates (other than the Company), (b) is not used exclusively for the Business or (c) is owned by a third party vendor or supplier.

Section 7.9        Metering.  From and after the Closing, for the duration of the Delivery Period, the Company shall, and Buyer shall cause the Company to, provide Seller or an Affiliate of Seller reasonable access to Company meters and Company meter data necessary for Seller or such Affiliate of Seller to carry on its business. The Company shall, and Buyer shall cause the Company to, indemnify, defend and hold harmless the Seller Group from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all costs and expenses resulting from or incurred in connection with metering or communications infrastructure required by the Seller Group as a result of any change to metering or communications infrastructure made by the Company.

ARTICLE VIII

SURVIVAL

Section 8.1        Survival.

(a)         The representations and warranties of Seller contained in Article III and Article IV (other than the Fundamental Representations of Seller and the representations and warranties of Seller contained in Section 4.8) shall survive the Closing and shall continue in full force and effect until the date that is the one (1)-year anniversary of the Closing Date. The Fundamental Representations of Seller shall survive the Closing and shall continue in full force and effect until the expiration of all applicable statutes of limitation (giving effect to any extensions thereof).

(b)         The representations and warranties of the Company contained in Article IV (other than the Fundamental Representations of the Company and the representations and warranties of the Company contained in Section 4.8) shall survive the Closing and shall continue in full force and effect until the date that is the one (1)-year anniversary of the Closing Date. The Fundamental Representations of the Company shall survive the Closing and shall continue in full force and effect until the expiration of all applicable statutes of limitation (giving effect to any extensions thereof).

(c)         The representations and warranties of Seller and the Company contained in Section 4.8 (Taxes) shall survive the Closing until the date that is ninety (90) days after the expiration of all applicable statutes of limitation (giving effect to any extensions thereof). The indemnification obligations of Seller set forth in Section 9.1(b) shall survive the Closing until the date that is ninety (90) days after the expiration of all applicable statutes of limitation (giving effect to any extensions thereof). The indemnification obligations of Seller set forth in Section 9.1(a)(iii) and Section 9.1(a)(iv) shall survive the Closing until the date that is the six (6)-month anniversary of the Closing Date.

(d)         The representations and warranties of Buyer contained in Article V (other than the Fundamental Representations of Buyer) shall survive the Closing and shall continue in full force and effect until the date that is the one (1)-year anniversary of the Closing Date. The Fundamental Representations of Buyer shall survive the Closing and shall continue in full force and effect until the expiration of all applicable statutes of limitation (giving effect to any extensions thereof). The indemnification obligations of Buyer set forth in Section 9.2(c) shall survive the Closing until the date that is ninety (90) days after the expiration of all applicable statutes of limitation (giving effect to any extensions thereof). The indemnification obligations of Buyer set forth in Section 9.2(d) and Section 9.2(e) shall survive the Closing until the date that is the six (6)-month anniversary of the Closing Date.

(e)         The covenants, agreements and obligations contained in this Agreement that by their terms contemplate performance prior to the Closing shall survive the Closing until the date that is the one (1)-year anniversary of the Closing Date. The covenants, agreements and obligations contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing until the date that is the one (1)-year anniversary of the Closing Date; provided, that if any such covenant, agreement or obligation specifies a term for the performance thereof, then such covenant, agreement or obligation shall survive the Closing until the expiration of the term of the undertaking set forth therein.

(f)         The survival period of each representation, warranty, covenant, agreement or obligation as provided in this Section 8.1 is referred to in this Agreement as the “Survival Period.” Notwithstanding anything to the contrary herein, if at any time prior to the expiration of the applicable Survival Period, an Indemnitee has validly delivered a notice of indemnification claim to the Indemnifying Party, such indemnification claim shall survive until such time as such claim is finally resolved.

ARTICLE IX

INDEMNIFICATION

Section 9.1        Indemnification by Seller.  Subject to the limitations set forth in this ARTICLE IX, from and after the Closing (provided, that a specific claim alleging in reasonable detail the then existing factual basis for such claim and the Section of this Agreement alleged to have been breached has been made during the applicable Survival Period), Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (including the Company), and its and their respective officers, directors, and Representatives (collectively, the “Buyer Group”) from and against, and pay or reimburse, as the case may be, the Buyer Group for:

(a)        any and all Damages resulting from or incurred in connection with:

(i)        any breach of any representations and warranties of Seller and the Company that survive the Closing as provided in Section 8.1, in each case as of the Closing Date (provided, that with respect to any representations or warranties made as of a specified date, any breach as of such specified date);

(ii)       any breach by Seller of any covenant or agreement of Seller contained in this Agreement that survives beyond the Closing as provided in Section 8.1(e);

(iii)      to the extent the actual amount of Company Expenses exceeds the amount of Company Expenses set forth on the Closing Certificate, Company Expenses in an amount equal to (x) the actual amount of Company Expenses, minus (y) the amount of Company Expenses set forth on the Closing Certificate; and

(iv)       to the extent the actual Company Debt Amount exceeds the Company Debt Amount set forth on the Closing Certificate, the Company Debt Amount in an amount equal to (x) the actual amount of the Company Debt Amount, minus (y) the Company Debt Amount set forth on the Closing Certificate.

(b)        (i) any Taxes for which the Company is liable with respect to taxable periods (or portions thereof) ending on or before the Closing Date; provided, that in the case of Taxes for any period that includes but does not end on the Closing Date (such period, a “Straddle Period”), the amount of Taxes attributable to the portion of a Straddle Period ending on the Closing Date shall be based on the interim closing of the books basis, except for periodic Taxes (such as property Taxes) which shall be allocated on a daily pro ration basis based on the number of days in the portion of the Straddle Period ending on the Closing Date as compared to the total number of days in such Straddle Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Law; (iii) all Taxes of any Person imposed on the Company (other than Taxes of the Company) as a result of the Company’s status on or prior to the Closing Date as a transferee or successor, or by contract, Law or otherwise; (iv) all Taxes required to be withheld from, and other employment Taxes associated with, payments made in connection with the Transaction, including for the avoidance of doubt Company Expenses, other than to the extent included in the Company Expenses set forth on the Closing Certificate; and (v) all reasonable and documented out-of-pocket costs and expenses, including attorneys’, accountants’ and other experts’ reasonable and documented fees and expenses, relating to any of the foregoing.

Section 9.2        Indemnification by Buyer.  Subject to the limitations set forth in this ARTICLE IX, from and after the Closing (provided, that a specific claim alleging in reasonable detail the then existing factual basis for such claim and the Section of this Agreement alleged to have been breached has been made during the applicable Survival Period), Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective officers, directors, and Representatives (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for any and all Damages resulting from or incurred in connection with:

(a)         any breach of any representations and warranties of Buyer that survive the Closing as provided in Section 8.1, in each case as of the Closing Date (provided, that with respect to any representations or warranties made as of a specified date, any breach as of such specified date);

(b)         any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement that survives beyond the Closing as provided in Section 8.1(e);

(c)         (i) any Taxes of the Company or with respect to the Business for periods (or portions thereof) beginning after the Closing Date and any Taxes for Straddle Periods that are not properly allocated to Seller pursuant to Section 9.1(b); and (ii) one-half (1/2) of any Transfer Taxes;

(d)         to the extent the actual amount of Company Expenses is less than the amount of Company Expenses set forth on the Closing Certificate, Company Expenses in an amount equal to (x) the amount of Company Expenses set forth on the Closing Certificate, minus (y) the actual amount of Company Expenses; and

(e)         to the extent the actual Company Debt Amount is less than the Company Debt Amount set forth on the Closing Certificate, the Company Debt Amount in an amount equal to (x) the Company Debt Amount set forth on the Closing Certificate, minus (y) the actual amount of the Company Debt Amount.

Section 9.3        Procedures for Indemnification.

(a)         If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.1 or Section 9.2, such Indemnitee shall notify the Indemnifying Party in writing of such Third Party Claim, which notice shall describe in reasonable detail the nature of such Third Party Claim, including the basis of the Indemnitee’s request for indemnification under this Agreement, a reasonable estimate of any Damages suffered or expected to be suffered with respect thereto and any relevant facts and circumstances relating thereto. Such Indemnitee shall provide the Indemnifying Party with notice of such Third Party Claim promptly, but in any event within thirty (30) days after receipt by such Indemnitee of notice of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such Third Party Claim); provided, however, that failure to give such notification as provided in this Section 9.3(a) will not affect the indemnification provided hereunder except to the extent the Indemnifying Party is harmed or prejudiced by such failure to give notice. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to such Third Party Claim.

(b)         The Indemnifying Party shall have the right (and, if it elects to exercise such right, the Indemnifying Party shall exercise such right by delivery of written notice thereof to the Indemnitee within thirty (30) days after receiving notice of such Third Party Claim from the Indemnitee) to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnitee, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee, unless the Indemnifying Party shall not have taken any action to defend such Third Party Claim within such thirty (30)-day period; provided, that such notice shall contain confirmation that the Indemnifying Party has agreed to indemnify the Indemnitee pursuant to, and subject to, the provisions of this Article IX; provided, further, that such confirmation shall not constitute an admission of liability on the part of the Indemnifying Party with respect to such Third Party Claim. The Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or control relating thereto as is reasonably requested by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to any Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if, (i) in the reasonable judgment of such Indemnitee’s external legal counsel, an actual conflict of interest between the parties exists in respect of such Third Party Claim as a result of the assumption of such defense by the Indemnifying Party or (ii) the Indemnifying Party fails to diligently conduct such defense and the Indemnifying Party has not cured such failure within twenty (20) Business Days of its receipt of written notice of such failure from the Indemnitee, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable and documented fees and expenses of such separate counsel will be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim, each Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the preceding sentence), separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will keep the Indemnitee reasonably informed of all developments relating to or in connection with such Third Party Claim.

(c)         Notwithstanding anything to the contrary contained herein, no Indemnitee will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of, or admit any liability with respect to, any Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnitee shall provide the Indemnifying Party with reasonable advance written notice of any settlement, compromise or discharge of any Third Party Claim, together with all documents and materials related thereto. Without limiting any rights or remedies of the Indemnifying Party, it is expressly agreed by the parties hereto that the Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim that is settled by the Indemnitee without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnitee shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment for which no appeal may be taken by or on behalf of the Indemnitee or Indemnifying Party is entered against the Indemnitee for such Third Party Claim. If the Indemnitee assumes the defense of any such Third Party Claim pursuant to this Section 9.3 and proposes to forego any appeal with respect to such Third Party Claim, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to assume or reassume the defense of such Third Party Claim. The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnitee in respect of such Third Party Claim, or to which settlement the Indemnitee consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)         If the Indemnifying Party assumes the defense of the Third Party Claim, each Indemnitee shall (i) reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including by providing reasonable access to documents, records and information in the Indemnitee’s possession, (ii) make its personnel reasonably available, upon reasonable advance notice during regular business hours, to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party and (iii) reasonably cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e)         If the Indemnifying Party does not assume the defense of the Third Party Claim, the Indemnifying Party shall (i) reasonably cooperate with the Indemnitee and its counsel in contesting any Third Party Claim that the Indemnitee elects to contest, including by providing reasonable access to documents, records and information in the Indemnitee’s possession, (ii) make its personnel reasonably available, upon reasonable advance notice during regular business hours, to the Indemnitee for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnitee and (iii) reasonably cooperate with the Indemnitee and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(f)         Any claim for Damages which does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought as promptly as practicable (provided the failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent the Indemnifying Party is harmed or prejudiced by the failure to give such notice), which notice shall describe in reasonable detail the nature of such Direct Claim, including the basis of the Indemnitee’s request for indemnification under this Agreement, a reasonable estimate of any Damages suffered or expected to be suffered with respect thereto and any relevant facts and circumstances relating thereto. The Indemnitee shall provide the Indemnifying Party with reasonable access to its books, records and personnel for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such Direct Claim. The Indemnitee and Indemnifying Party shall negotiate in good faith for a ten (10)-Business Day period regarding the resolution of any disputed Direct Claim. If no resolution is reached with regard to such disputed Direct Claim between the Indemnifying Party and the Indemnitee within such ten (10)-Business Day period, the Indemnitee shall then be entitled to seek appropriate remedies in accordance with the terms and provisions hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnitee, the Indemnifying Party shall pay such Damages to the Indemnitee by wire transfer of immediately available funds.

(g)         In the event an Indemnitee shall recover Damages in respect of a claim of indemnification under this ARTICLE IX, no other Indemnitee shall be entitled to recover the same Damages in respect of the same claim for indemnification. In the event that an Indemnifying Party has paid to the Indemnitee (or to any other Person on behalf of an Indemnitee) any amount in respect of indemnification claims made by an Indemnitee (or any Person claiming to be an Indemnitee) pursuant to this Article IX and it is finally determined that such Indemnitee or Person is not entitled to indemnification under this Article IX in respect of all or any portion any such amount, then such Indemnitee or Person shall reimburse the Indemnifying Party for such amount (or portion thereof, as applicable). For purposes of this Section 9.3(g), “finally determined” shall mean (i) a final decision, judgment or award rendered by a Governmental Entity of competent jurisdiction with respect to any indemnification claim by an Indemnitee that is non-appealable or (ii) any written agreement with respect to such indemnification claim between the Indemnifying Party and such Indemnitee or Person.

Section 9.4        Certain Rights and Limitations.

(a)         Seller’s indemnification obligations contained in Section 9.1(a)(i) (other than with respect to breaches of Fundamental Representations of Seller and the Company) shall not apply to any claim for Damages until the aggregate amount of Damages actually incurred by the Buyer Group exceeds Six Hundred and Fifty Thousand Dollars ($650,000), in which event Seller’s indemnification obligation contained in Section 9.1(a)(i) (other than with respect to breaches of Fundamental Representations of Seller and the Company) shall apply only to the amount of such Damages in excess of Two Hundred and Fifty Thousand Dollars ($250,000), subject to a maximum liability to the Buyer Group under Section 9.1(a)(i) (other than with respect to breaches of Fundamental Representations of Seller and the Company) in the aggregate of Six Million Five Hundred Dollars ($6,500,000).

(b)         Notwithstanding anything to the contrary herein or otherwise, (i) the aggregate liability of Seller under Section 9.1 and in respect of any claim of Fraud shall not exceed the Closing Consideration and (ii) no party shall be obligated to provide indemnification under Section 9.1 or Section 9.2 unless it is notified of the claim for Damages prior to the expiration of the Survival Period applicable to such claim.

(c)         Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes except to the extent a determination (as defined in Section 1313 of the Code) with respect to the Indemnitee causes any such payment not to constitute an adjustment to the purchase price for income tax purposes.

Section 9.5        Mitigation. Each Indemnitee must use commercially reasonable efforts to mitigate any Damages for which such Indemnitee seeks indemnification under this Agreement after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. If such Indemnitee mitigates its Damages after the Indemnifying Party has paid in full the Indemnitee under any indemnification provision of this Agreement in respect of such Damages (including through any Contract or insurance claims), the Indemnitee must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnitee of that mitigation within five (5) Business Days after the benefit is received (less any costs actually incurred by the Indemnitee in connection with receiving such amounts). Except pursuant to a settlement agreed to by the Indemnifying Party, the Indemnitee shall not waive or release any contractual right to recover from a third party any Damages subject to indemnification hereby without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that an Indemnifying Party makes any payment to an Indemnitee for indemnification for which the Indemnitee could have collected on a claim against a third party (including under any contract or any insurance claims), the Indemnifying Party shall be entitled to pursue claims and conduct litigation on behalf of the Indemnitee and any of its successors and assigns to pursue and collect on any indemnification or other remedy available to the Indemnitee and its successors and assigns thereunder with respect to such claim and generally to be subrogated to the rights of the Indemnitee. The Indemnitee shall, and shall cause its Affiliates (including the Company, if applicable) to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto, including by executing all documents and instruments including any powers of attorney, necessary or incidental to the Indemnifying Party’s exercise of its rights to subrogation.

Section 9.6        Determination of Damages Amount.

(a)         The amount of Damages and Taxes for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost, as and when Actually Realized (grossed up for such increase) by the Indemnitee arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for Tax purposes) and (ii) reduced to take account of any Tax benefit, as and when Actually Realized by the Indemnitee arising from the incurrence or payment of any such Damages. In the event any Indemnitee Actually Realizes a Tax benefit in respect of a Third Party Claim or Direct Claim after the amount of such claim has been paid by an Indemnifying Party, the Indemnitee will promptly make payments to the Indemnifying Party (after deducting therefrom the amount of any expenses incurred by it in procuring such recovery, to the extent such Indemnitee did not already receive payment for such expenses from the Indemnifying Party) as and when the Indemnitee Actually Realizes such Tax benefit (or under such other method for determining the present value of any such anticipated Tax benefit as agreed to by the Parties), but not in excess of any amount previously paid by the Indemnifying Party to the Indemnitee in respect of such matter. In the event any Indemnitee Actually Realizes a Tax cost in respect of a Third Party Claim or Direct Claim after the amount of such claim has been paid by an Indemnifying Party, the Indemnifying Party will promptly make payments to the Indemnitee as and when the Indemnitee Actually Realizes such Tax cost (or under such other method for determining the present value of any such anticipated Tax cost as agreed to by the Parties).

(b)         Without duplication of any amounts paid to the Indemnifying Party pursuant to Section 9.5, the amount of Damages for which indemnification is provided under this

Agreement will be reduced by the amount of any insurance proceeds or recoveries from third parties actually received (less any costs actually incurred by the Indemnitee in connection with receiving such amount).

(c)         Notwithstanding anything to the contrary herein, in no event shall an Indemnifying Party be liable hereunder in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies following the Closing Date or a change in interpretation of applicable Law as determined by a court or pursuant to an administration rule making such decision following the Closing Date.

Section 9.7        Tax Refunds. Seller will be entitled to any credits and refunds (including interest received thereon) in respect of any Taxes for which Seller is required to indemnify Buyer pursuant to Section 9.1(b) and which Taxes were paid on or before the Closing or paid by Seller after the Closing; provided, that such credits or refunds (including interest received thereon) shall be net of any Taxes imposed on the Company or the Buyer Group as a result of the receipt thereof; provided, further, that such credits or refunds (including interest received thereon) shall be offset and reduced by any Damages incurred by the Buyer Group in connection with unpaid Taxes indemnifiable by Seller pursuant to Section 9.1(b), but for which Seller is not required to indemnify Buyer as a result of the Survival Periods of Article VIII or the limitations of Section 9.4.

Section 9.8        Exclusive Remedies. Except for claims for Fraud, the remedies provided in this ARTICLE IX shall be the exclusive remedies after the Closing of the parties hereto and their respective heirs, successors and permitted assigns with respect to the Transaction, any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise arising out of or relating to the acquisition by Buyer of the Company and the Business.

ARTICLE X

RELEASES

Section 10.1    General Release. Effective as of the Closing Date, except for any claims, rights or obligations under this Agreement or the other Transaction Documents, each party, on behalf of itself and each of its subsidiaries and Affiliates and each of its current, former and future officers, directors, managers, attorneys, agents, representatives, trustees, employees, partners, members, equity holders, advisors and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”) hereby irrevocably releases and forever discharges each other party and such other party’s subsidiaries and Affiliates, and each of their respective current, former and future officers, directors, managers, attorneys, agents, representatives, trustees, employees, partners, members, equity holders, advisors and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, cause or causes of action, suits, proceedings, executions, judgments, debts, dues, sums of money, accounts, costs, expenses, responsibilities, covenants, Contracts, controversies, agreements and claims whatsoever, both in law and in equity, which the Releasing Parties may have against each of the

Released Parties, now or in the future, in each case, in respect of any actions or omissions of such Released Party prior to the Closing.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1    Assignment. No party to this Agreement will convey, assign or otherwise transfer this Agreement or any of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties hereto, except that Buyer may, without obtaining any consent, but subject to the last sentence of this Section 11.1, assign its rights, obligations or liabilities under this Agreement, in whole or in part, to any Affiliate of Buyer or to any lender of Buyer as security for obligations to such lender in respect of any financing arrangements entered into in connection with the Transaction and Seller may, without obtaining any consent, but subject to the last sentence of this Section 11.1, assign its rights, obligations or liabilities under this Agreement, in whole or in part, to any Affiliate of Seller. Any conveyance, assignment or transfer of this Agreement or any rights, obligations or liabilities hereunder or any attempted conveyance, assignment or transfer of this Agreement or the rights, obligations or liabilities hereunder requiring the prior written consent of any party hereto which is made without such consent will be void ab initio. No assignment of this Agreement or any rights, obligations of liabilities under this Agreement will relieve the assigning party of its obligations or liabilities hereunder.

Section 11.2    Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (a) members of the Buyer Group and the Seller Group will be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder, (b) the Released Parties are intended third-party beneficiaries of, and may enforce this Section 11.2 (Parties in Interest), Section 10.1 (General Release), Section 11.3 (Amendment), Section 11.11 (Consent to Jurisdiction; Waiver of Jury Trial) and Section 11.13 (Governing Law), (c) the Seller Parties are intended third-party beneficiaries of, and may enforce this Section 11.2 (Parties in Interest), Section 11.5 (No Personal Liability), Section 11.3 (Amendment), Section 11.11 (Consent to Jurisdiction; Waiver of Jury Trial) and Section 11.13 (Governing Law), and (d) the Buyer Parties are intended third-party beneficiaries of, and may enforce this Section 11.2 (Parties in Interest), Section 11.5 (No Personal Liability), Section 11.3 (Amendment), Section 11.11 (Consent to Jurisdiction; Waiver of Jury Trial) and Section 11.13 (Governing Law).

Section 11.3    Amendment. This Agreement may not be amended, modified or supplemented, in whole or in part, except by a written agreement executed by Buyer and Seller.

Section 11.4    Waiver; Remedies. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (iii) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege under this Agreement operate as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement. Except as set forth in Section 9.8 and Section 11.5, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 11.5    No Personal Liability. Buyer acknowledges and agrees that it has no right of recovery against, and no personal liability will attach to, in each case, with respect to any breach, Liability, cost, expense, loss or Damage suffered as a result of or in connection with or related to this Agreement or the other Transaction Documents, any Person (other than those Persons that are expressly named as parties hereto or thereto to the extent set forth herein and therein), including the Seller’s Affiliates or any of its or its Affiliates’ respective Representatives (including, any former, current or future Representatives, equity holders, stockholders, limited partners, general partners, Affiliates or assignees of Seller, the Company, or Apollo Management VI, L.P.) (collectively, the “Seller Parties”), in each case, through Seller, the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Seller or the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the generality of the foregoing, Buyer agrees not to assert, or cause or encourage any other Person to assert, any claim, whether at law, in equity or otherwise, against any such Person. Seller acknowledges and agrees that it has no right of recovery against, and no personal liability will attach to, in each case, with respect to any breach, Liability, cost, expense, loss or Damage suffered as a result of or in connection with or related to this Agreement or the other Transaction Documents, any Person (other than those Persons that are expressly named as parties hereto or thereto to the extent set forth herein and therein), including the Buyer’s Affiliates or any of its or its Affiliates’ respective Representatives (including, any former, current or future Representatives, equity holders, stockholders, limited partners, general partners, Affiliates or assignees of Buyer) (collectively, the “Buyer Parties”), in each case, through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the generality of the foregoing, Seller agrees not to assert, or cause or encourage any other Person to assert, any claim, whether at law, in equity or otherwise, against any such Person.

Section 11.6    Fees and Expenses. Regardless of whether the Transaction is consummated, except as otherwise expressly provided herein and as otherwise provided in the Reimbursement Letter, each of Seller, on the one hand, and Buyer, on the other hand, will pay without right of reimbursement from the other, all of their respective costs and expenses incident to the performance of their respective obligations hereunder, including the fees and disbursements of counsel, investment bankers, accountants, experts and consultants employed by the respective parties in connection with the Transaction, whether or not the Transaction is consummated; provided, that fifty percent (50%) of the Title Policy premium shall be borne by Buyer and fifty percent (50%) of such premium shall be borne by Seller; provided, that this Section 11.6 shall not limit any Person’s right to recover Damages pursuant to ARTICLE IX.

Section 11.7    Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and will be delivered by hand or facsimiled, e-mailed or sent, postage prepaid, by registered, certified or express mail or recognized overnight courier service and will be deemed given when (i) so delivered by hand or facsimiled, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the email address of the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) three (3) Business Days after being so mailed. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 11.7:

(a) If to Buyer:

Eagle Creek Renewable Energy, LLC
65 Madison Avenue, Suite 500
Morristown, New Jersey 07960

Attention:	Bernard H. Cherry
Facsimile:	(973) 998-8401
E-mail:	bud.cherry@eaglecreekre.com

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, New York 10019

Attention:	Todd E. Alexander
Facsimile:	(212) 541-5369
E-mail:	talexander@chadbourne.com

(b) If to Seller:

c/o Verso Corporation
6775 Lenox Center Court, Suite 400
Memphis, TN 38115

Attention:	Peter H. Kesser
Facsimile:	(901) 369-4228
E-mail:	peter.kesser@versoco.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:	Taurie M. Zeitzer
Facsimile:	(212) 757-3990
E-mail:	tzeitzer@paulweiss.com

Section 11.8    Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to Articles, Sections and clauses are to Articles, Sections and clauses of this Agreement and all references herein to Schedules and Exhibits are to Schedules and Exhibits to this Agreement. Unless otherwise specified, all references contained in any Transaction Document, in any Exhibit or Schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or “$” shall mean United States Dollars.

Section 11.9    Entire Agreement. This Agreement (together with the Schedules and Exhibits referenced herein), the other Transaction Documents, the Reimbursement Letter and the Confidentiality Agreement collectively constitute the entire agreement between the parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement (together with the Schedules and Exhibits referenced herein), the other Transaction Documents, the Reimbursement Letter and the Confidentiality Agreement supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

Section 11.10   Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms, provisions, covenants and restrictions of this Agreement, or the application of such terms, provisions, covenants and restrictions of this Agreement to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.11    Consent to Jurisdiction; Waiver of Jury Trial.

(a)         Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery for the purposes of any suit, Action, cause of action, claim, proceeding or counterclaim (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to the Transaction, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over any such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have jurisdiction over such dispute, any Delaware state court sitting in New Castle County. Each party agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to its address set forth in Section 11.7 will be effective service of process upon such party for any suit, Action, cause of action, claim, proceeding or counterclaim brought against it in such court with respect to any matters to which it has submitted to jurisdiction as set forth above. Each party hereto irrevocably and unconditionally waives any objection it may now or hereafter have to personal jurisdiction or the laying of venue of any suit, Action, cause of action, claim, proceeding or counterclaim arising out of or relating to the Transaction, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the parties hereto agree that a final judgment in any suit, Action, cause of action, claim, proceeding or counterclaim so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

(b)         EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, CAUSE OF ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THE TRANSACTION OR THIS AGREEMENT, ANY PROVISION HEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT, VALIDITY OR INVALIDITY HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION, CAUSE OF ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY,

AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.11(b).

Section 11.12    Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in any other Transaction Document or in the Schedules or Exhibits hereto or thereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement. Any disclosure made by a party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent to a reader of such disclosure. The inclusion of information in the Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material or that such information is required to be referred to or disclosed in this Agreement. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules (including the listing of items on any Schedule although such items may not necessarily be required to be included in such Schedule because of the dollar thresholds set forth in this Agreement). Such additional matters are set forth solely for informational purposes only, may not be required to be disclosed pursuant to this Agreement and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business consistent with past practices, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business consistent with past practices for purposes of this Agreement.

Section 11.13    Governing Law. This Agreement and all suits, Actions, claims, proceedings or counterclaims and causes of action based upon, arising out of, or related to this Agreement of the Transaction, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law or choice of law principles of such State that would result in the application of the laws of another jurisdiction and service of process shall be given under the statutes of the State of Delaware.

Section 11.14    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile, PDF and/or electronic transmission), each such counterpart being deemed to be an original instrument, and any one of which need not contain the signatures of more than one party, and all such counterparts will together constitute the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.15    Specific Performance. The parties acknowledge and agree that any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or the failure of any provision of this Agreement to not be performed in accordance with its specific terms would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, even if available, will not be an adequate remedy and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity. Each party further agrees that no other party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15 and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.16    Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context of this Agreement otherwise requires or except as otherwise expressly provided herein, (a) any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to such Laws as amended and all rules and regulations promulgated thereunder, (b) any reference to any Contract or other document (including this Agreement) shall be deemed to include all subsequent amendments, extensions, supplements, renewals and replacements of such Contract or other document (including this Agreement) in accordance with the terms thereof, (c) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (d) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” (f) the word “or” shall not be exclusive, (g) any deadline or time period set forth in this Agreement that by its terms end on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day, (h) with respect to the determination of any period of time, “from” means “from and including,” (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, (j) the word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (k) the word “will” shall be construed to have the same meaning as the word “shall,” and (l) words of any gender shall include each other gender (including the neuter gender).

Section 11.17    Conflicts of Interest; Miscellaneous.

(a)         Conflicts of Interest. Buyer acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP; Pierce Atwood LLP; Cozen O’Connor P.C.; Richards, Layton & Finger LLP; and Preti, Flaherty, Beliveau & Pachios, Chartered, LLP (collectively, “Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of Seller, the Company and their respective Affiliates and/or Subsidiaries, if any, and their respective officers, employees and directors (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement, the Transaction Documents or the Transaction (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement, such other Transaction Documents or in connection with the Transaction) (each, an “Existing Representation”), and that, in the event of any post-Closing matters relating to this Agreement or any other Transaction Documents or the Transaction (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Documents or in connection with the Transaction) (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, Buyer and any of its Affiliates (including, after the Closing, the Company) hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute.

(b)         Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of Seller.

Section 11.18    Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of such parties. Consequently, Persons other than the parties hereto (and, as applicable, the Indemnitees) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.19    Seller Affiliate Insolvency Event. Notwithstanding anything to the contrary herein or otherwise, the occurrence of an Insolvency Event with respect to any Affiliates of Seller (other than the Company and any Seller Transaction Affiliate) and the effects thereof (such Insolvency Event and effects thereof, collectively, a “Seller Affiliate Insolvency Event”) shall not modify, change, limit or have any other effect on the rights and obligations hereunder or under the other Transaction Documents with respect to the parties hereto and thereto and shall not relieve the parties hereto or thereto from their obligations hereunder or thereunder. Without limiting the generality of the immediately preceding sentence, the parties hereto agree and acknowledge that (a) the occurrence of a Seller Affiliate Insolvency Event shall not be deemed to constitute, give rise to or result in a breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation of Seller or the Company under this Agreement, any certificate delivered pursuant hereto or any other Transaction Document, (b) Seller shall have no indemnification obligations under this Agreement on account of any Seller Affiliate Insolvency Event, (c) any such Seller Affiliate Insolvency Event shall not trigger any termination of this Agreement or give rise to any right or ability of Buyer to terminate this Agreement, and (d) in no event shall Buyer or any of its Affiliates be entitled to seek, obtain or bring any Action against Seller, the Company or any Seller Parties for any losses, damages, liabilities, costs, expenses or other Damages in respect of any Seller Affiliate Insolvency Event.

Section 11.20    Effect of Investigation. All representations, warranties, covenants and agreements made by Seller in this Agreement or in any other Transaction Document shall not be affected or deemed waived by (i) any investigation made by or on behalf of Buyer (whether before, on or after the date hereof), (ii) knowledge obtained by Buyer as a result of such investigation or otherwise, or (iii) Buyer’s participation in the preparation of the Schedules.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

EAGLE CREEK RENEWABLE ENERGY, LLC

By:	/s/ Bernard H. Cherry
	Name:	Bernard H. Cherry
	Title:	CEO

VERSO MAINE POWER HOLDINGS LLC

By:	/s/ Allen J. Campbell
	Name:	Allen J. Campbell
	Title:	Senior Vice President and Chief Financial Officer

VERSO ANDROSCOGGIN POWER LLC

By:	/s/ Allen J. Campbell
	Name:	Allen J. Campbell
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Purchase Agreement

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Actually Realized” means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes payable by any Person is actually increased above or actually reduced below, as the case may be, the amount of Taxes that such Person would be required to pay but for the payment, transaction, occurrence or event assuming such Person has recognized all other items of income, gain, loss, deduction or credit before recognizing any item arising from such payment, transaction, occurrence or event.

“Additional Financial Information” shall have the meaning set forth in Section 5.8(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, Seller and its Affiliates shall not be deemed Affiliates of Buyer nor, after the Closing, the Company. For the avoidance of doubt, for purposes of this Agreement (other than in the case of Sections 3.1, 3.2, 3.5, 3.6, 4.4, 4.6, 4.11(a)(xvii), 4.12, 4.15, 4.18(b)(xi), 6.2, 9.2, 10.1 and 11.5) none of Apollo Management VI, L.P., its Affiliates or any of the portfolio companies of Apollo Management VI, L.P. or any of its Affiliates shall be deemed Affiliates of Seller, the Company or the Business.

“Affiliate Transaction” shall have the meaning set forth in Section 4.6.

“Agreement” means this Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Associate” means, with respect to any Person, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities or other ownership interests, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any immediate relative or spouse of such Person or who is a director, officer or employee of such Person.

“Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date included in the Financial Statements.

“Balance Sheet Date” means November 30, 2015.

“BETR” shall have the meaning set forth in Section 7.6.

“Business” means the business and operations of the Company, including the ownership, lease and/or operation and maintenance, as applicable, of the Projects and the generation and sale of electricity and capacity. Notwithstanding anything to the contrary, the “Business” expressly shall not mean or include any activity, business, part, product, profit center or unit of Seller or any of its Affiliates (including Verso Androscoggin LLC) other than the Company and the Projects, regardless of whether the same involves activities, applications, business, products, sales or other matters related to the same, similar or dissimilar customers, industries, locations, markets and/or manufacturers as those involved with the Business.

“Business Day” means any day (other than any Saturday or Sunday) on which national banks are open for business in New York, New York.

“Business Intellectual Property” means all Intellectual Property owned or used by the Company.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Affiliate” means any Affiliate of Buyer that is a party to a Transaction Document.

“Buyer Closing Expenses” means the amount of fees and expenses of Buyer incurred in connection with the Transaction to be reimbursed by the Company and Seller pursuant to, and subject to the provisions of and the limitations set forth in, the Reimbursement Letter.

“Buyer Disclosure Schedules” shall have the meaning set forth in ARTICLE V.

“Buyer Group” shall have the meaning set forth in Section 9.1.

“Buyer Parties” shall have the meaning set forth in Section 11.5.

“Cash Grant” means a grant paid under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended, with respect to the Project.

“CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Certificate” shall have the meaning set forth in Section 2.1(c).

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Debt Amount” means all amounts (including outstanding principal balances, accrued interest and all penalties, fees and expenses of payment or prepayment) payable in connection with the payment in full of all Indebtedness of the Company outstanding on the Closing Date and the cancellation, termination and release as of the Closing Date of all Contracts and Liens of the Company outstanding on the Closing Date relating to or evidencing Indebtedness of the Company. For the avoidance of doubt, Company Debt Amount shall not include Buyer Closing Expenses or the Company Expenses.

“Company Disclosure Schedules” shall have the meaning set forth in ARTICLE IV.

“Company Expense Amount” means the aggregate amount of all Company Expenses to be paid on the Closing Date or payable after the Closing Date.

“Company Expenses” means, to the extent not paid as of 11:59 p.m. New York time on the date immediately preceding the Closing Date, any and all (a) fees and out-of-pocket costs and expenses (including fees and expenses of counsel to the Company and of investment bankers, accountants or other advisors or experts retained by the Company) incurred by the Company in connection with the Transaction and (b) bonus or other incentive payments to any Person by the Company in connection with the consummation of the Transaction. For the avoidance of doubt, Company Expenses shall not include Buyer Closing Expenses or the Company Debt Amount.

“Confidential Information” means (i) the terms of or other information concerning this Agreement, including the terms hereto and (ii) any non-public or otherwise confidential information, observations and data regarding or otherwise related to the Company and the Business including that regarding or relating to the Business’ investments, prospective investments, customers, suppliers or contractors, financial information; unwritten knowledge and “know-how”; operating instructions; training manuals; profitability analyses; long-range plans; information relating to pricing and competitive strategies; track record, investment performance or investment positions and/or investment strategies; Contracts; and supplier lists.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 17, 2015, by and between the Company and Buyer.

“Confidentiality Period” shall have the meaning set forth in Section 7.3(a).

“Consents” means consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement, in each case, to the extent binding on the applicable party or parties thereto.

“Damages” means any and all losses, claims, damages, Liabilities, deficiencies, fines, payments, Taxes, Liens, costs and expenses, all other Liabilities directly relating to any claim, including, in each case, the costs and expenses of any and all Actions, all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto, interest and penalties with respect thereto and reasonable out-of-pocket costs and expenses, including attorneys’, accountants’ and other experts’ reasonable and documented fees and expenses, incurred in connection with investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee’s rights under Article IX; provided, however, that Damages shall not include (i) indirect or consequential damages or damages for lost profits or loss in value, except to the extent any such Damages are reasonably foreseeable or are awarded to a third party in a Third Party Claim that is finally determined by a court of competent jurisdiction and is non-appealable for which an Indemnifying Party has an indemnification obligation pursuant to Article IX, (ii) internal management, administrative or overhead costs that a party reasonably incurs in connection with the administration, supervision or performance of actions taken in response to such claims, except to the extent any such Damages are awarded to a third party in a Third Party Claim that is finally determined by a court of competent jurisdiction and is non-appealable for which an Indemnifying Party has an indemnification obligation pursuant to Article IX, (iii) incidental, special or punitive damages, except to the extent any such Damages are awarded in a Third Party Claim that is finally determined by a court of competent jurisdiction and is non-appealable for which an Indemnifying Party has an indemnification obligation pursuant to Article IX and (iv) no “multiple of profits” or “multiple of cash flow” or other similar valuation methodology using “multiples” shall be used in calculating the amount of any Damages, except with respect to Damages resulting from or incurred in connection with a breach of the representations and warranties of Seller and the Company set forth in Section 4.7(a) or except to the extent any such Damages are awarded to a third party in a Third Party Claim that is finally determined by a court of competent jurisdiction and is non-appealable for which an Indemnifying Party has an indemnification obligation pursuant to Article IX.

“Delivery Period” shall have the meaning ascribed to such term in the Confirmation Letter, dated as of the date hereof, attached to the Power Purchase Agreement.

“Designated Person” shall have the meaning set forth in Section 11.17(a).

“Direct Claim” shall have the meaning set forth in Section 9.3(f).

“Easement Rights” shall have the meaning set forth in Section 4.10(c).

“Environmental Laws” means any and all Laws pertaining to (x) the protection, conservation or restoration of the environment, (y) protected animal and plant species, navigation, human health or safety or (z) the presence, treatment, transport, exposure to, recycling, storage, use, generation, processing, handling, labeling, management, disposal or Release of any Hazardous Materials or to property damage or personal injury as a result of Hazardous Materials, including Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, Section 10 of the Rivers and Harbors Act of 1899, as amended, United States Coast Guard Regulations, 33 Code of Federal Regulations Part 66, the Oil Pollution Act of 1990, as amended, the Endangered Species Act, as amended, the Migratory Bird Treaty Act, as amended, the Outer Continental Shelf Lands Act of 1953, as amended, the Marine Mammal Protection Act, as amended, the Magnuson-Stevens Fishery Conservation and Management Act, as amended, and the Occupational Safety and Health Act.

“Environmental Liabilities” means any and all Damages that are incurred as a result of or relating to the presence, use, disposition, generation, treatment, storage, handling, removal, transportation, management, Release or threatened Release of, or exposure to, Hazardous Materials or a violation or alleged violation of any Environmental Laws or Permits issued pursuant to any Environmental Law, including:

(a)         Damages for, as a result of or relating to personal injury, or injury or damage to property or natural resources, wherever occurring, whether upon or off of any of the Facilities, including from the inability to use such properties;

(b)         fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other Damages incurred in connection with (i) the investigation, removal, clean up, or remediation of Hazardous Materials and properties affected by Hazardous Materials, (ii) any violation or alleged violation of Environmental Laws or Permits issued pursuant to Environmental Laws or (iii) the enforcement of any rights or remedies under Environmental Laws;

(c)         Liability to any third person or Governmental Entity, whether pursuant to any Contract, Law, breach, violation or otherwise; and

(d)         Damages incurred in connection with any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business that, together with the Company, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means any (i) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder with respect to any Pension Plan (other than (x) an event for which the 30-day notice provision has been waived under subsections .23, .27, .28 or .31 of such regulations, (y) an event resulting from the transactions contemplated by this Agreement or (z) an event described in Section 4043(c)(9) of ERISA that occurred earlier than 12 months prior to the date hereof), (ii) termination of any Pension Plan, (iii) appointment of a trustee by a United States District Court to administer any Pension Plan; (iv) institution by the PBGC of proceedings to terminate any Pension Plan; (v) complete or partial withdrawal by the Company or any ERISA Affiliate from any Multiemployer Plan, (vi) Multiemployer Plan shall have entered reorganization status, become insolvent, or shall terminate (or notified Seller of its intent to terminate) under Section 4041A of ERISA or has attained critical, endangered or seriously endangered status, (vii) Pension Plan shall be “at risk” within the meaning of Section 430 of the Code, (viii) failure by the Company or any ERISA Affiliate to make any required contribution or premium payment in respect of any Pension Plan, (viii) an accumulated funding deficiency (whether or not waived) shall occur with respect to any Pension Plan or (ix) the occurrence of any event that is reasonably expected to result in the imposition of a lien upon the assets of the Company related to any Pension Plan.

“ERISA Event Period” means the six-year period ending on the date hereof.

“Existing Representation” shall have the meaning set forth in Section 11.17(a).

“Existing Surveys” shall mean those certain ALTA/ACSM Land Title Survey plans prepared for Verso Androscoggin LLC dated May 9, 2014 and prepared by Main-Land Development Consultants, Inc., identified as follows: (i) entitled Index, Drawing No. 2.0; (ii) entitled Foundry Rd – Parcel 1, Drawing No. S2.1, Livermore Falls, Androscoggin County; (iii) entitled Livermore Falls Parcels 2 & 3, Drawing No. S2.2, Livermore Falls, Androscoggin County; (iv) entitled Otis Dam – Parcel 4, Drawing No. S2.3, Livermore Falls, Androscoggin County and Jay, Franklin County; (v) entitled Jay Dam – Parcel 5, Drawing No. S2.4, Jay, Franklin County; (vi) entitled Jay Dam – Parcel 6, Drawing No. S2.5, Jay, Franklin County; (vii) entitled Riley Dam – Parcel 7, Drawing No. S2.6, Jay, Franklin County and Canton, Oxford County; (viii) entitled Dixfield – Parcel 8, Drawing No. S2.7, Jay, Franklin County; (ix) entitled Transmission Line Descriptions, Drawing No. S2.8; (x) Otis Transmission Line (FDR-53), Drawings Nos. S2.9, S2.10, S2.11, Jay, Franklin County; (xi) entitled Jay/Livermore Falls Transmission Line (FDR-3), Drawings Nos. S2.12, S2.13, S2.14, Jay, Franklin County and Livermore Falls, Androscoggin County and (xii) entitled “Overview Plan, Drawing No. S1.0, Jay, Franklin County,” and recorded in the Franklin County Registry of Deeds in Plan Book 5795.

“Existing Title Policy” shall mean that certain owner’s policy of title insurance issued by First American Title Insurance Company, dated as of May 12, 2014 and made available to Buyer on or before the date hereof, bearing First American Title Insurance Company policy number 5011400-0828991em and that certain lender’s policy of title insurance 5011300-1235830e.

“Facilities” means the Projects, all other Real Property and all real property previously owned, leased or operated by the Company or any predecessors of the Company.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Fraud” means common law fraud under Delaware judicial decisions; provided, that Fraud shall not include fraud by innocent misrepresentation.

“Fundamental Representations” means (i) with respect to Seller and the Company, the representations and warranties contained in Section 3.1 (Authority; Binding Obligation); Section 3.3 (Title); Section 3.4 (No Brokers); Section 4.1 (Organization); Section 4.2 (Authority; Binding Obligations); Section 4.4 (Capitalization); Section 4.22 (No Brokers) and (ii) with respect to Buyer, Section 5.1 (Organization); Section 5.2 (Authority; Binding Obligation); and Section 5.5 (No Brokers).

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“Goods PO Amounts” shall have the meaning set forth in Section 2.6(c).

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Materials include any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold, but does not include any such substance that is embedded in site structures or which is used in connection with the operation or maintenance of such buildings, or is a product, intermediary or raw material used in or resulting from the Business’s operations and any activities related to or incidental to the Business.

“HBA Obligations” shall have the meaning set forth in Section 2.6(c).

“Headwater Agreements” means, collectively, (i) that certain Androscoggin River Headwater Benefits Agreement, dated June 1, 1983, as amended, and (ii) that certain Memorandum of Understanding, dated November 7, 2013, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (a) all Liabilities of such Person for borrowed money, including principal, interest, fees and other amounts payable with respect thereto, (b) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding “deposit only” endorsements on checks payable to the order of such Person), including principal, interest, fees and other amounts payable with respect thereto, (c) all Liabilities of such Person to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business consistent with past practices and not more than ninety (90) days past due), (d) all Liabilities of others guaranteed by such Person, whether or not secured by a Lien on any asset of such Person, (e) all Liabilities secured by a Lien on any asset of such Person, whether or not such Liabilities are assumed by such Person, (f) all Liabilities under letters of credit, bankers’ acceptances or note purchase facilities issued for the account of such Person and all drafts drawn thereunder, including principal, interest, fees and other amounts payable with respect thereto, (g) all Liabilities of such Person in respect of capital leases and (h) all Liabilities of such Person under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Indemnitee” means any member of the Buyer Group or the Seller Group who or which are entitled to be indemnified pursuant to the provisions of this Agreement.

“Independent Accountants” shall have the meaning set forth in Section 2.4(b).

“Insolvency Event” means, with respect to any Person, that such Person (i) has become the subject of a proceeding under title 11 of the United States Code, or any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other proceeding under debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) has publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including any state, federal or national regulatory authority acting in such capacity.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos, business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof along with all goodwill associated therewith and symbolized thereby; (c) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) all mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to the foregoing; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Interests” shall have the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means the actual knowledge of Marcus E. Daniel, Peter H. Kesser, Joel E. Pike and Glenn S. Poole and the knowledge such persons would reasonably be expected to obtain if each of them had made reasonable due inquiry of his direct and indirect reports.

“Laws” means all laws, statutes, constitutions, treaties, rules, regulations, legal requirements, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations and injunctions of all Governmental Entities.

“Leased Premises” shall have the meaning set forth in Section 4.10(d).

“Leases” means all leases, subleases, licenses, rights to occupy or use real property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Liability” means any and all claims, debts, liabilities, claims, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising.

“Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company evidencing the withdrawal of Seller as the sole member of the Company and the admission of Buyer or an Affiliate of Buyer designated by Buyer as the new sole member of the Company, in the form attached hereto as Exhibit F.

“Material Adverse Effect” means any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is materially adverse to (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of the Company, taken as a whole, or the Business or (b) the ability of Seller and the Seller Transaction Affiliates, taken as a whole, to consummate the Transaction; provided, further, that, in each case, none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) the occurrence of any Insolvency Event with respect to any Affiliates of Seller (other than the Company and any Seller Transaction Affiliate), (ii) any circumstance, condition, event, occurrence, change, effect or development that generally affect the industries or segments thereof in which the Business operates (including legal and regulatory changes); (iii) general business, economic or political conditions (or changes therein); (iv) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (v) changes attributable to the consummation of the Transaction or the announcement of the execution of this Agreement or any other Transaction Document or actions taken at the request of Buyer after disclosure to Buyer by Seller of all material facts with respect to the subject matter of any such action; (vi) any event, circumstance, change or effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any worsening thereof; (vii) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof and (viii) the failure by the Business to meet any projections or forecasts (provided, that the underlying causes of any such failure shall be considered when determining whether a “Material Adverse Effect” has occurred to the extent not otherwise covered by any other exception set forth in this proviso); except in the case of the foregoing clauses (ii), (iii), (iv), (v), (vi) or (vii), to the extent that any such circumstance, condition, event, occurrence, change, effect or development has a materially disproportionate and adverse effect on the Business relative to other businesses in the industries in which the Company operates.

“Material Contract” shall have the meaning set forth in Section 4.11(a).

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“O&M Transition Agreement” means the O&M Transition Agreement between Buyer, on the one hand, and Seller and Verso Androscoggin LLC, on the other hand, in the form attached hereto as Exhibit B.

“Owned Real Property” shall have the meaning set forth in Section 4.10(b).

“Payoff Letter” means, collectively, (i) that certain Facility Termination Letter, dated December 30, 2015, from NewPage Corporation to the Company and Seller and (ii) an executed copy of Exhibit A thereto.

“Pension Plan” shall mean any defined benefit pension plan that is subject to Title IV of ERISA or Section 412 of the Code.

“Permits” means all Consents, licenses, authorizations, permits, certificates, regulatory status, variances, exemptions, franchises and other approvals issued, granted, given, recognized, required or otherwise made available by any Governmental Entity.

“Permitted Liens” means Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges are (1) not yet be due and payable or (2) being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (b) workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are for sums not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (c) minor title defects, easements, covenants, conditions and restrictions of record, including, utility easements, slope and drainage easements, right of way easements and other encumbrances not securing indebtedness which, minor title defects, easements, covenants, conditions and restrictions of record that, in each case, do not, individually or in the aggregate, impair the continued use or occupancy of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company, (d) any Liens to which the fee or any other superior interest in the Leased Premises is subject, (e) Liens in favor of the lessors under the Leases, (f) Laws with respect to real property and improvements, including zoning regulations which do not materially impair the current use of the applicable real property, (g) all matters, liens and other encumbrances as set forth in Schedule B of the Existing Title Policy, excluding, however, the first lien mortgage granted to Barclays Bank PLC which has been discharged of record; (h) all matters depicted on the Existing Surveys; (i) any lien granted in favor of Buyer or any of its Affiliates; and (j) Liens disclosed on Schedule 1(b).

“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

“Post-Closing Matter” shall have the meaning set forth in Section 11.17(a).

“Post-Closing Representations” shall have the meaning set forth in Section 11.17(a).

“Power Purchase Agreement” means the Power Purchase Agreement between Verso Maine Energy LLC, on the one hand, and the Company, on the other hand, in the form attached hereto as Exhibit C.

“Prior Company Counsel” shall have the meaning set forth in Section 11.17(a).

“Privileged Materials” shall have the meaning set forth in Section 11.17(c).

“Pro Rated Items” shall have the meaning set forth in Section 2.6(a).

“Projects” means the projects owned by the Company and listed on Schedule 1(a).

“Purchase Order Amounts” shall have the meaning set forth in Section 2.6(c).

“Purchase Price” means Sixty Two Million Three Hundred and Seventy Thousand dollars ($62,370,000).

“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 2.4(a).

“Qualifying Small Power Facility” shall have the meaning set forth in Section 4.19(a).

“Real Property” shall mean, collectively, Owned Real Property, Easement Rights and Leased Premises.

“Real Property Allocation” shall have the meaning set forth in Section 2.4(a).

“RECs” shall have the meaning set forth in Section 2.6(b).

“Reimbursement Letter” means that certain letter agreement regarding the payment of certain fees and expenses relating to the Transaction, dated October 14, 2015, by and among Seller, the Company and Buyer.

“Release” shall have the meaning set forth in Section 101(22) of CERCLA.

“Releasing Parties” shall have the meaning set forth in Section 10.1.

“Remedies Exception” shall have the meaning set forth in Section 3.1.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Schedules” means, as applicable and as the context requires, the Seller Disclosure Schedules, the Company Disclosure Schedules and/or the Buyer Disclosure Schedules. For the avoidance of doubt, any reference in this Agreement to a particular Schedule or section thereof shall be deemed a reference to such Schedule or section of the Seller Disclosure Schedules, the Company Disclosure Schedules and/or the Buyer Disclosure Schedules, as applicable.

“Securities Act” means the Securities Act of 1933.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Transaction Affiliate” means any Affiliate of Seller that is a party to a Transaction Document.

“Seller Affiliate Insolvency Event” shall have the meaning set forth in Section 11.19.

“Seller Disclosure Schedules” shall have the meaning set forth in ARTICLE III.

“Seller Group” shall have the meaning set forth in Section 9.2.

“Seller Parties” shall have the meaning set forth in Section 11.5.

“Service PO Amounts” shall have the meaning set forth in Section 2.6(c).

“Straddle Period” shall have the meaning set forth in Section 9.1(b).

“Survey” means, collectively, certain ALTA/ACSM Land Title Survey plans prepared for Verso Androscoggin Power LLC issued December 23, 2015, prepared by Main-Land Development Consultants, Inc., identified as follows: (i) entitled Index, Drawing No. 2.0; (ii) entitled Foundry Rd – Parcel 1, Drawing No. S2.1, Livermore Falls, Androscoggin County; (iii) entitled Livermore Falls Parcels 2 & 3, Drawing No. S2.2, Livermore Falls, Androscoggin County; (iv) entitled Otis Dam – Parcel 4, Drawing No. S2.3, Livermore Falls, Androscoggin County and Jay, Franklin County; (v) entitled Jay Dam – Parcel 5, Drawing No. S2.4, Jay, Franklin County; (vi) entitled Jay Dam – Parcel 6, Drawing No. S2.5, Jay, Franklin County; (vii)

entitled Riley Dam – Parcel 7, Drawing No. S2.6, Jay, Franklin County and Canton, Oxford County; (viii) entitled Dixfield – Parcel 8, Drawing No. S2.7, Jay, Franklin County; (ix) entitled Transmission Line Descriptions, Drawing No. S2.8; (x) Otis Transmission Line (FDR-53), Drawings Nos. S2.9, S2.10, S2.11, Jay, Franklin County; (xi) entitled Jay/Livermore Falls Transmission Line (FDR-3), Drawings Nos. S2.12, S2.13, S2.14, Jay, Franklin County and Livermore Falls, Androscoggin County; (xii) entitled “Overview Plan, Drawing No. S1.0, Jay, Franklin County.”

“Survival Period” shall have the meaning set forth in Section 8.1(f).

“Tax Owner” means any Person required to include the Company’s items of income, gain, loss, deductions and credits on its Tax Returns.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Taxes.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Third Party Claim” shall have the meaning set forth in Section 9.3(a).

“Title Insurer” means First American Title Insurance Company.

“Title Policy” means a fully paid ALTA form 6-16-2006 extended coverage owners’ policy of title insurance, or a binding marked commitment deleting all requirements to issue such policy, in the form of the proforma policy attached hereto as Exhibit D, together with the endorsements attached as part of said Exhibit D, all issued by the Title Insurer in favor of the Company, in an aggregate principal amount of not less than Sixty Two Million Three Hundred and Seventy Thousand dollars ($62,370,000).

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the O&M Transition Agreement, the Power Purchase Agreement, the UOOMA, the LLC Agreement and the documents and agreements contemplated thereby or entered into in connection therewith and all other instruments, certificates and documents delivered or required to be delivered by Buyer, Seller or the Company pursuant to this Agreement or in connection with the Transaction.

“Transfer Taxes” shall have the meaning set forth in Section 2.3.

“UOOMA” means the Undivided Ownership, Operation and Maintenance Agreement among Verso Androscoggin LLC, Verso Maine Energy LLC and the Company dated May 5, 2014, as amended per the amendment in the form attached hereto as Exhibit E.